Filed pursuant to Rule 424(b)(5)

SEC File No. 333-82717

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus Dated April 15, 2003)

ONEOK, Inc.

$400,000,000 5.20% Notes due 2015

$400,000,000 6.00% Notes due 2035

The 2015 notes will bear interest at the rate of 5.20% per year and will mature on June 15, 2015. The 2035 notes will bear interest at the rate of 6.00% per year and will mature on June 15, 2035. Interest on the notes is payable on June 15 and December 15 of each year, beginning December 15, 2005. We may redeem some or all of each series of notes at any time prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of the notes and the make whole price described in this prospectus supplement, together with accrued and unpaid interest on the notes to the redemption date.

The notes will be general unsubordinated obligations of our company and will rank equally with all of our existing and future unsecured and unsubordinated debt.

Investing in the notes involves risks. See “ Risk Factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Offering Price to Public(1)	Underwriting Discounts	Proceeds to Us Before Expenses
Per 5.20% Note due 2015	99.946%	0.650%	99.296%
Total	$399,784,000	$2,600,000	$397,184,000
Per 6.00% Note due 2035	99.752%	0.875%	98.877%
Total	$399,008,000	$3,500,000	$395,508,000

(1)	Plus accrued interest, if any, from the date of original issuance.

The underwriters expect to deliver the notes to purchasers in registered book entry form only through the facilities of The Depository Trust Company, or through its direct participants, Clearstream Banking, Société anonyme or Euroclear Bank S.A./N.V., on or about June 17, 2005.

Joint Book-Running Managers

Citigroup	UBS Investment Bank

Senior Co-Managers

ABN AMRO Incorporated	JPMorgan
RBS Greenwich Capital	Wachovia Securities

Co-Managers

SunTrust Robinson Humphrey	BOSC, Inc.

June 14, 2005

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement or, with respect to information incorporated by reference, as of the date of such information.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. In this prospectus supplement, we provide you with specific information about the terms of this offering of the notes. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing in the notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us,” the “Company,” “ONEOK” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at Station Place, 100 F Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. In addition, our SEC filings are available at www.oneok.com. Information contained in our website does not constitute part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As permitted by Securities and Exchange Commission rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently filed that is incorporated by reference. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2004;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2005;

•	our definitive 2005 Proxy Statement on Schedule 14A, excluding those portions thereof which are furnished and not filed with the SEC; and

•	our current reports on Form 8-K dated January 19, 2005, January 21, 2005 (three reports), January 28, 2005 (two reports), February 23, 2005 (relating to our Equity Compensation Plan and Employee Stock Purchase Plan), March 16, 2005, March 21, 2005, March 31, 2005 (relating to presentation at the Howard Weil 33rd Annual Energy Conference), April 22, 2005 (two reports), May 13, 2005 and May 20, 2005 (two reports).

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing) at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

We also incorporate by reference all future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and any related exhibits) on or after the date of this prospectus supplement and prior to the closing of the related offering made hereby. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the Securities and Exchange Commission.

You may request and we will deliver to you promptly, without charge, a paper copy of this prospectus if you send a request in writing to us at the above address.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to:   anticipated financial performance, including anticipated operating income from the businesses that we agreed in May 2005 to acquire from Koch Industries, Inc. and affiliates; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on energy sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including accruals, cost of environmental remediation and gas and oil reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth or recovery in the U.S. economy;

•	risks associated with adequate supply to our gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of franchises or other adverse effects caused by the actions of municipalities; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk Factors” in this prospectus supplement and our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in the notes.

Our Company

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce natural gas and oil; extract, fractionate, store, transport, sell and market natural gas liquids; and are engaged in the marketing of natural gas and natural gas liquids. On a smaller scale, we also trade natural gas and power. We are the largest natural gas distributor in Kansas and Oklahoma and the third largest distributor in Texas, providing service as a regulated public utility to wholesale and retail customers. Our largest markets are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. Our energy services operation provides services to customers in many states.

Our principal operations are reported in the following segments:

•	Distribution

•	Transportation and Storage

•	Gathering and Processing

•	Energy Services

•	Production

Our distribution segment provides natural gas distribution services to approximately 2 million customers in Oklahoma, Kansas and Texas. Rates charged for gas services in the states of Oklahoma and Kansas are established by the Oklahoma Corporation Commission and Kansas Corporation Commission, respectively. Our operations in Texas are subject to regulatory oversight by the various municipalities we serve, which have primary jurisdiction in their respective areas. Rates in areas adjacent to the various municipalities and appellate matters are subject to regulatory oversight by the Texas Railroad Commission.

Our transportation and storage segment provides natural gas transportation, storage and some gas gathering services. Our transportation assets in Oklahoma, Kansas and Texas are regulated by the Oklahoma Corporation Commission, Kansas Corporation Commission and Texas Railroad Commission, respectively. We have flexibility in establishing transportation rates with customers. However, there is a maximum rate that we can charge our customers in Oklahoma and Kansas and if a rate cannot be agreed upon in Texas, then the rate is established by the Texas Railroad Commission.

Our gathering and processing segment is engaged in the gathering, processing and marketing of natural gas and fractionation, storage, transportation and marketing of natural gas liquids.

Our energy services segment is actively engaged in the marketing of natural gas to both wholesale and retail customers throughout the United States using gas storage and pipeline capacity, including firm transportation capacity, leased from related parties and others. The combination of owning supply and controlling strategic assets allows us to provide customers with enhanced services in return for premium value. This combination also allows us to capture incremental value from the volatility in the energy markets.

Our production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas.

Our Business Strategy

Our business strategy is focused on the maximization of shareholder value by integrating our natural gas business operations. In order to implement this strategy, we plan to:

•	look for acquisition opportunities, when advantageous, that complement and strengthen our geographic footprint and core lines of business;

•	maximize the earnings potential of existing assets through rationalization and consolidation;

•	pursue regulatory initiatives that benefit us and our customers; and

•	sell assets when deemed to be less strategic.

Recent Developments

Koch Acquisition.    On May 9, 2005, we signed definitive agreements to acquire the natural gas liquids, or “NGL,” businesses owned by Koch Industries, Inc. and affiliates for approximately $1.35 billion, referred to collectively as the “Koch Acquisition.” Included in the transaction is Koch Hydrocarbon, LP’s entire mid-continent NGL business that provides NGL gathering, fractionation, storage and marketing services for processors and other parties in Oklahoma, Kansas and Texas. This acquisition includes two fractionators (100 percent-owned) located at Medford, Oklahoma, and Hutchinson, Kansas, with combined capacity of 240,000 barrels per day, a 10 percent ownership in a 110,000 barrel per day fractionator located at Conway, Kansas, and two underground NGL storage facilities and a 9,000 barrel per day isomerization facility located at Conway, Kansas.

Also included in the transaction are Koch Pipeline Company’s NGL pipeline distribution and gathering systems, including approximately 1,800 miles of interstate NGL distribution pipelines that connect the Conway, Kansas, and Mont Belvieu, Texas market centers. Additionally, a 50 percent interest in the 200-mile Federal Energy Regulatory Commission regulated gathering pipeline owned by Chisholm Pipeline Company will be acquired.

We will also acquire MBFF, LP, which owns an 80 percent interest in a 160,000 barrel per day fractionator at Mont Belvieu. We will also acquire Koch Vesco Holdings, LLC, an entity which owns a 10.2% interest in Venice Energy Services Company, LLC, or “VESCO,” which owns a gas processing complex, near Venice, Louisiana. The VESCO facility currently processes an average of 800 million cubic feet per day of gas and provides gas gathering, processing, fractionation, storage and distribution services to offshore Gulf of Mexico gas producers.

We believe that the Koch Acquisition will provide us with a number of benefits including improved operating results from fee based contracts. For the Koch Acquisition, we have relied upon improved financial results from recently renegotiated contracts. Our ability to realize the benefits will depend upon the successful completion and integration of the Koch Acquisition, the retention of production volumes, a continuation of the currently favorable operating environment in the NGL market and the realization of the benefit from recent contract renegotiations.

Initial financing for the Koch Acquisition will be in the form of a bridge loan or through another short-term credit facility. Permanent financing is expected to come from a combination of available cash, issuance of long-term debt and proceeds from the settlement of our equity units in February 2006. We may also use proceeds from the sale of less strategic assets.

Closing of the Koch Acquisition is subject to antitrust clearance under the Hart-Scott-Rodino Antitrust Act.

ONEOK was organized in May 1997 and acquired the gas business of Westar Energy, Inc. and its affiliates in November 1997. We are the successor to a company founded in 1906 as Oklahoma Natural Gas Company. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone: (918) 588-7000.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONEOK, you should refer to the information described under the caption “Where You Can Find More Information” on page S-1 of this prospectus supplement.

The Offering

Issuer	ONEOK, Inc.

Notes Offered	$400 million initial principal amount of 5.20% notes due 2015 and $400 million initial principal amount of 6.00% notes due 2035.

Maturity	The 2015 notes will mature on June 15, 2015 and the 2035 notes will mature on June 15, 2035.

Interest Rates

The 2015 notes will bear interest at the rate of 5.20% per year and the 2035 notes will bear interest at the rate of 6.00% per year, in each case accruing from June 17, 2005 or from the most recent interest payment date to which interest has been paid or duly provided for.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing December 15, 2005, and at maturity or, if applicable, upon their earlier redemption.

Optional Redemption

At our option, we may redeem any or all of the notes at any time, in whole or in part, as described on pages S-21 under the heading “Description of the Notes—Optional Redemption” in this prospectus supplement.

Ranking

The notes will be our general unsecured obligations. The notes will rank equally with all of our other unsecured and unsubordinated debt, and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to:

•	any of our secured debt to the extent of the assets securing that debt; and

•	all debt for money borrowed and other liabilities of our subsidiaries.

As of March 31, 2005, after giving effect to this offering and the application of its proceeds, we would have had approximately $2.3 billion of unsecured debt to third parties (including the notes, but excluding trade payables), none of which was debt of our subsidiaries, and we had no secured debt.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. The covenants restrict our ability, with certain exceptions, to:

•	merge or consolidate with another entity or transfer all or substantially all of our property and assets;

•	incur liens; and

•	enter into sale and leaseback transactions.

Events of Default

The events of default in the indenture will be amended with respect to the notes offered hereby by increasing from $15 million to $100 million the amount of other indebtedness that, if defaulted upon and accelerated, could cause a default under the notes.

Use of Proceeds

We estimate that the net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $792 million. We anticipate using the net proceeds from this offering to repay commercial paper borrowings and for general corporate purposes.

Further Issues

We may create and issue further notes ranking equally and ratably in all respects with the notes of a particular series, so that such further notes will be consolidated and form a single series with the corresponding series of notes and will have the same terms as the corresponding series of notes.

Risk Factors

See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Trustee	SunTrust Bank.

Summary Consolidated Financial and Other Data

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Thousand of dollars, except per share data)
Operating Data:
Revenues
Operating revenues, excluding energy trading revenues	$2,743,671	$955,311	$5,874,266	$2,769,214	$1,894,851
Energy trading revenues, net	9,192	75,264	113,814	229,782	209,429

Total Revenues	2,752,863	1,030,575	5,988,080	2,998,996	2,104,280

Cost of sales and fuel	2,353,298	637,817	4,743,835	1,862,518	1,128,620

Net Margin	399,565	392,758	1,244,245	1,136,478	975,660

Operating Expenses
Operations and maintenance	129,078	130,375	498,778	463,116	401,328
Depreciation, depletion, and amortization	51,496	46,740	188,725	160,861	147,843
General taxes	19,400	20,535	66,732	66,437	55,011

Total Operating Expenses	199,974	197,650	754,235	690,414	604,182

Operating Income	199,591	195,108	490,010	446,064	371,478

Other income	5,314	7,814	17,730	8,164	12,426
Other expense	804	7,590	12,127	5,224	19,038
Interest expense	29,802	23,688	103,468	104,185	106,405

Income before Income Taxes	174,299	171,644	392,145	344,819	258,461
Income taxes	66,635	66,491	149,967	130,527	102,485

Income from Continuing Operations	107,664	105,153	242,178	214,292	155,976

Discontinued operations, net of taxes:
Income from operations of discontinued component	—	—	—	2,342	10,648
Gain on sale of discontinued component	—	—	—	$39,739	—
Cumulative effect of changes in accounting principles, net of tax	—	—	—	(143,885)	—

Net Income	107,664	105,153	$242,278	$112,488	$166,624
Preferred stock dividends	—	—	—	24,211	37,100

Income Available for Common Stock	$107,664	$105,153	$242,178	$88,277	$129,524

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$1.04	$1.06	$2.38	$2.38	$1.31
Earnings per share from operations of discontinued component	—	—	—	0.02	0.09
Earnings per share from gain on sale of discontinued component	—	—	—	0.36	—
Earnings per share from cumulative effect of changes in accounting principles	—	—	—	(1.28)	—

Net Earnings Per Share, Basic	$1.04	$1.06	$2.38	$1.48	$1.40

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Thousands of dollars, except per share data)
Diluted:
Earnings per share from continuing operations	$0.97	$1.04	$2.30	$2.13	$1.30
Earnings per share from operations of discontinued component	—	—	—	0.02	0.09
Earnings per share from gain on sale of discontinued component	—	—	—	0.35	—
Earning per share from cumulative effect of changes in accounting principles	—	—	—	(1.28)	—

Net Earnings Per Share, Diluted	$0.97	$1.04	$2.30	$1.22	$1.39

Average Shares of Common Stock (Thousands)
Basic	103,666	99,116	101,965	80,569	99,914
Diluted	111,001	101,298	105,461	96,999	100,528

Dividends Declared Per Share of Common Stock	$0.25	$0.19	$0.88	$0.69	$0.62

		As of March 31,	As of December 31,
		2005	2004	2003	2002
		(Thousands of dollars)
Balance Sheet Data:
Total Current Assets		$2,181,246	$2,518,817	$1,823,835	$1,695,516
Net Property, Plant and Equipment		3,792,047	3,786,821	3,691,826	3,015,932
Total Deferred Charges and Other Assets		876,626	887,011	696,725	873,085
Total Assets		6,849,919	7,192,649	6,211,886	5,809,594
Total Current Liabilities		2,637,502	2,914,795	2,024,777	1,789,576
Long-term debt, net of current portion		1,528,708	1,543,202	1,878,264	1,511,118
Total Deferred Credits and Other Liabilities		1,111,576	1,128,948	1,067,453	1,102,273
Total Liabilities		5,277,786	5,586,945	4,970,494	4,443,982
Total Shareholders’ equity		1,572,133	1,605,704	1,241,392	1,365,612
Total Liabilities and Stockholders’ Equity		6,849,919	7,192,649	6,211,886	5,809,594

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002
	(Thousands of dollars)
Other Data:
Cash provided by operating activities	$516,414	$449,782	$204,809	$726	$809,046
Cash used in investing activities	(79,502)	(40,574)	(422,395)	(619,188)	(71,771)
Cash provided by (used in) financing activities	(410,875)	(399,143)	214,872	557,112	(691,982)

RISK FACTORS

Investing in the notes involves risks, including the risks described below that are not specific to the notes and those that could affect us and our business. You should not purchase the notes unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing the notes, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-Looking Information.”

Risks Related to our Business

Our nonregulated businesses are riskier than our regulated businesses.

Our nonregulated operations have a higher level of risk than our regulated operations, which include our traditional utility and gas transportation and storage businesses. Our operating income from our nonregulated operations has increased significantly due to acquisitions and expansion of our nonregulated businesses, and represented 53% and 49% of our total operating income for the three months ended March 31, 2005 and 2004, respectively, and 65% and 62% of our total operating income for the years ended December 31, 2004 and 2003, respectively. We expect to continue investing in natural gas projects and other related projects. These projects could involve risks associated with operational factors such as competition and dependence on certain suppliers and customers, and financial, economic and political factors, such as rapid and significant changes in prices of hydrocarbons and energy, the cost and availability of capital and counterparty risk, including the inability of a counterparty, customer or supplier to fulfill a contractual obligation.

Our regulated and nonregulated businesses are subject to market and credit risks.

We are exposed to market and credit risks in all of our operations. To minimize the risk of commodity price fluctuations, we enter into financial derivative instrument contracts to hedge purchase and sale commitments, fuel requirements and inventories of natural gas and natural gas liquids. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

Increased competition could have a significant adverse financial impact on us.

The natural gas industry is expected to remain highly competitive, resulting from deregulation and other initiatives being pursued by the industry and regulatory agencies that allow customers increased options for energy supplies and service. The demand for natural gas is primarily a function of commodity prices, including prices for alternative energy sources, customer usage rates, weather, economic conditions and prices for service. Our ability to compete also depends on a number of other factors, including competition from other pipelines for our existing load, the efficiency, quality and reliability of the services we provide, and competition for throughput for our gathering systems and processing plants.

We cannot predict when we will be subject to changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. Although we believe our businesses are positioned to compete effectively in the energy market, there can be no assurances that this will be true in the future.

We may not be able to successfully make additional strategic acquisitions or integrate businesses we acquire into our operations.

Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval, if required, of the acquisitions on favorable terms; and (4) our access to capital and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions we may be unable to grow. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P,” of “BBB+” (CreditWatch negative) and by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” of “Baa1” (review for downgrade). We will seek to maintain a investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In particular, if S&P or Moody’s were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would adversely affect our financial results, and our potential pool of investors and funding sources could decrease. Further, if our short-term ratings were to fall below A-2 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. Any such downgrade of our long- or short-term ratings could increase our cost of capital and reduce the availability of capital and, thus, have a material adverse effect on our business, financial condition, liquidity and results of operations. Ratings from credit agencies are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

We are subject to comprehensive regulation by several federal, state and municipal utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility regulatory authorities in Kansas, Oklahoma and Texas regulate many aspects of our utility operations, including customer service and the rates that we can charge customers. Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation by the Federal Energy Regulatory Commission of our storage and interstate pipeline assets. The profitability of our regulated operations is dependent on our ability to pass costs related to providing energy and other commodities through to our customers. The current regulatory environment applicable to our regulated businesses could impair our ability to recover costs historically absorbed by our customers.

On January 28, 2005, our Oklahoma Natural Gas division filed a rate case with the Oklahoma Corporation Commission requesting annual rate relief of approximately $99.4 million, of which $38.5 million would be paid in additional income taxes. This amount includes $10.7 million of the interim rate relief granted in January 2004 and discussed below. On May 20, 2005, the Oklahoma Corporation Commission Public Utility Division recommended a $35.2 million increase and the Attorney General recommended a $30.1 million increase. The Oklahoma Corporation Commission has 180 days to issue a final order in the rate case. If new rates are approved, the new rates will take effect prior to the 2005/2006 heating season. Until a final order is received, Oklahoma Natural Gas will operate under its current rate schedule.

On January 30, 2004, the Oklahoma Corporation Commission issued an order allowing Oklahoma Natural Gas annual rate relief of $17.7 million in order to recover expenses related to its investment in service lines and cathodic protection, an increased level of uncollectible revenues, and a return on Oklahoma Natural Gas’ service lines and gas in storage investment. The Oklahoma Corporation Commission’s order also approved a modified distribution main extension policy and authorized Oklahoma Natural Gas to defer expected homeland security costs. The order authorized the new rates to be in effect for a maximum of 18 months and categorizes $10.7 million of the annual additional revenues as interim and subject to refund until a final determination at Oklahoma Natural Gas’ next general rate case, which was filed on January 28, 2005. We believe any refund obligation is remote and, accordingly, have not recorded a reserve. Approximately $7.0 million annually is considered final and not subject to refund.

Our Kansas Gas Service division began operating under a new rate schedule effective September 22, 2003. As part of the order issued by the Kansas Corporation Commission, Kansas Gas Service cannot file a new rate case before May 15, 2006.

We are unable to predict the impact on our operating results from the future regulatory activities of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our business, financial condition and results of operations.

We are subject to environmental regulations that could be difficult and costly to comply with.

We are subject to multiple environmental laws and regulations affecting many aspects of present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material and substance management. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may expose us to fines, penalties and/or interruptions in our operations that could be material to the results of operations. If an accidental leak or spill of hazardous materials occurs from our lines or facilities in the process of transporting natural gas or natural gas liquids or at any facility that we own, operate or otherwise use, we could be held jointly and severally liable for all resulting liabilities, including investigation and clean up costs, which could materially affect our results of operations and cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We cannot assure that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material adverse effect on our business, financial condition and results of operations.

We own or retain legal responsibility for the environmental conditions at 12 former manufactured gas sites in Kansas. These sites contain potentially harmful materials that are subject to control or remediation under various environmental laws and regulations. A consent agreement with the Kansas Department of Health and Environment, or “KDHE,” presently governs all remediation work at these sites. The terms of the consent agreement allow us to investigate these sites and set remediation activities based upon the results of the investigations and risk analysis. We have commenced active remediation on six sites and have achieved regulatory closure at two of these locations, while active remediation continues on the remaining four sites. We have completed some analysis of the six other sites upon which no active remediation is being conducted. The site situations are not similar. We have no previous experience with similar remediation efforts, and therefore are unable to fully estimate individual or aggregate costs that may be required to satisfy the remedial obligations.

Our preliminary review of similar cleanup efforts at former manufactured gas sites reveals that costs can range from $100,000 to $10 million per site. These estimates do not give effect to potential insurance recoveries, recoveries through rates or from unaffiliated parties, to which we may be entitled. At this time, we have not recorded any amounts for potential insurance recoveries or recoveries from unaffiliated parties, and we are not recovering any environmental amounts in rates. Total costs to remediate the two sites, which have achieved regulatory closure, were approximately $700,000. Total remedial costs for each of the remaining sites are expected to exceed $500,000 per site, but there is no assurance that costs to investigate and remediate the remaining sites will not be significantly higher. As more information related to the site investigations and remediation activities becomes available, and to the extent such amounts are expected to exceed our current estimates, additional expenses could be recorded. Such amounts could be material to our results of operations and cash flows depending on the remediation done and number of years over which the remediation is completed.

Our expenditures for environmental evaluation and remediation to date have not been significant in relation to our results of operations and there have been no material adverse effects upon earnings related to compliance with environmental regulations.

In February 2004, a jury awarded the plaintiffs $1.7 million in actual damages in a lawsuit involving property damage alleged to relate to the gas explosions and eruptions at and in the vicinity of our Yaggy storage facility in or near Hutchinson, Kansas. In April 2004, the judge in this case awarded punitive damages in the amount of $5.25 million. We have filed an appeal of the jury verdict and the punitive damage award. Based on information currently available to us, we believe our legal reserves and insurance coverage are adequate and that this matter will not have a material adverse effect on us.

Two class action lawsuits were filed against us in connection with the natural gas explosions and eruptions of natural gas geysers that occurred at, and in the vicinity of, our Yaggy facility in January 2001 and they each resulted in jury verdicts in September 2004. The jury awarded the plaintiffs in the residential class $5.0 million in actual damages, and the judge ordered the payment of $2.0 million in attorney fees and $0.6 million in expenses, all of which is covered by our insurance. In the other class action relating to business claims, the jury awarded no damages. The jury rejected claims for punitive damages in both cases. Notices of appeal and cross appeal have been filed in both of these class actions.

We are subject to risks that could limit our access to capital, thereby increasing our costs and adversely affecting our results of operations.

We have grown rapidly in the last several years as a result of acquisitions, both in regulated and nonregulated businesses. Further acquisitions may require additional external capital. If we are not able to access capital at competitive rates, our strategy of enhancing the earnings potential of our existing assets, including through acquisitions of complementary assets or businesses, will be adversely affected. A number of factors could adversely affect our ability to access capital, including: (1) general economic conditions; (2) capital market conditions; (3) market prices for gas and other hydrocarbons; (4) the overall health of the energy and related industries; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. Much of our business is capital intensive, and achievement of our long-term growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

Our business could be adversely affected by strikes or work stoppages by our unionized employees.

As of June 9, 2005, approximately 808 of our 4,595 employees were represented by labor unions under collective bargaining agreements. We are involved periodically in discussions with labor unions representing some of our employees to negotiate or renegotiate labor agreements. We cannot predict the results of these negotiations, including whether any failure to reach new agreements will have a negative effect on our business, financial condition and results of operations or whether we will be able to reach agreement at all with the unions. Any failure to reach agreement on new labor contracts might result in a work stoppage. Any future work stoppage could, depending on the operations and the length of the work stoppage, have a material adverse effect on our business, financial condition and results of operations.

We do not fully hedge against price changes in commodities. This could result in decreased revenues and increased costs, thereby resulting in lower margins and adversely affecting our results of operations.

Our nonregulated businesses are exposed to market risk and the impact of market price fluctuations of natural gas, natural gas liquids, crude oil and power prices. Market risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in commodity energy prices. Our primary exposure arises from fixed price purchase or sale agreements that extend for periods of up to five years, gas in storage utilized by the energy services segment, natural gas liquids in storage utilized by our gathering and processing segment, the difference in price between natural gas and natural gas liquid prices with respect to our keep whole processing agreements, and anticipated sales of natural gas and oil production. To a lesser extent, we are exposed to the risk of changing prices or the cost of transportation resulting from purchasing gas at one location and selling it at another (referred to as basis risk). To minimize the risk from market price fluctuations of natural gas, natural gas liquids and crude oil, we use commodity derivative instruments such as futures contracts, swaps and options to manage market risk of existing or anticipated purchase and sale agreements, existing physical gas in storage, and basis risk. We adhere to policies and procedures that limit our exposure to market risk from open positions and that monitor our market risk exposure.

Our distribution segment uses storage to minimize the volatility of gas costs by placing gas in storage during the summer months for consumption in the winter months. In addition, various gas supply contracts allow us the option to convert index-based purchases to fixed prices. Also, we use derivative instruments to hedge the cost of anticipated gas purchases during the winter heating months to protect customers of our Kansas operation from upward volatility in the market price of natural gas. From time to time, our Texas operation uses derivative instruments to mitigate the volatility of the cost of gas to protect its customers in the City of El Paso.

Risks Related to the Koch Acquisition

Our anticipated financial results from the Koch Acquisition could be adversely impacted if we are unable to successfully integrate the acquisition.

On May 9, 2005, we signed definitive agreements to acquire the natural gas liquids businesses owned by Koch Industries, Inc. and affiliates for an aggregate purchase price of approximately $1.35 billion (see “Summary—Recent Developments”).

We believe that the Koch Acquisition will provide us with a number of benefits including improved operating results from fee based contracts. For the Koch Acquisition, we have relied upon improved financial results from recently renegotiated contracts. Our ability to realize the benefits will depend upon the successful completion and integration of the Koch Acquisition, the retention of production volumes, a continuation of the currently favorable operating environment in the NGL market and the realization of the benefit from recent contract renegotiations. Our success in integrating the Koch Acquisition will involve, among other things, combining our operations with those of the acquired properties. The Koch Acquisition is subject to various closing conditions and there can be no assurance that such conditions will be met in the manner contemplated by us or that our anticipated improved financial results from recently renegotiated contracts will be achieved. Additionally, our management may be required to dedicate significant time and effort to this integration and retention process, which could divert their attention from other business concerns.

Risks Related to the Notes

Our holding company structure results in structural subordination and may affect our ability to make payments on the notes.

The notes are obligations exclusively of ONEOK, Inc. A substantial portion of our operations are conducted through our subsidiaries. As a result, a substantial portion of our cash flow and our ability to service our debt, including the notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinate to the claims of that subsidiary’s creditors, including trade creditors. Our subsidiaries have trade payables that would be structurally senior to the notes. Any future trade payables would likewise be structurally senior to the notes and there are no restrictions on the ability of our subsidiaries to incur additional trade payables. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our financial results, capital structure or credit rating, or otherwise adversely affect holders of the notes.

The terms of the notes and our indenture do not prevent us from entering into a variety of acquisition, disposition, change of control, financing, refinancing, recapitalization or highly leveraged transactions, other than any such transaction, with some exceptions, that results in us (i) subjecting any of our property to a lien, (ii) entering into a sale or leaseback transaction or (iii) merging or consolidating with, or selling all or substantially all of our assets to, another entity. See “Description of Debt Securities” in the accompanying prospectus. Subject to certain limitations, we could enter into such transactions even though the transactions could increase the total amount of our outstanding indebtedness, adversely affect our financial results, capital structure or credit ratings or otherwise adversely affect the holders of the notes.

There has not been, and there may not be, a public market for the notes.

Prior to this offering, no public market existed for either series of notes. We cannot assure you that any liquid market will develop for either series of notes, that holders of the notes of either series will be able to sell their notes, or at what price holders would be able to sell their notes. The liquidity of any trading market in each series of notes and the market price quoted for such notes may be affected adversely by changes in the overall markets for corporate debt securities and by changes in our financial performance or prospects or prospects for companies in our industry generally. We have been informed by the underwriters that they intend to make a market in each series of notes after this offering is completed, although none of them is obligated to do so, and each of them may cease their market making at any time without notice. We do not intend to apply for listing of any series of notes on any securities exchange.

The terms of certain of our debt instruments include a lower threshold for an acceleration due to an event of default.

The indentures under which our 7.75% Senior Notes due 2006, 8.50% Equity Units, 6.00% Senior Notes due 2009, 7.125% Senior Notes due 2011, 6.40% Senior Notes due 2019, 6.875% Senior Notes due 2028 and 6.50% Senior Notes due 2028 were issued contain an event of default that provides for the potential acceleration of such debt if we default on other debt in excess of $15 million and such debt is accelerated. This amount is lower than the $100 million threshold that applies to the notes offered hereby. Effectively, the amount of other indebtedness that, if defaulted upon, could cause a default under the notes offered hereby has been increased. Therefore, there could occur a default under our other debt instruments which would not trigger a default under the notes.

USE OF PROCEEDS

Our net proceeds from the sale of the notes in this offering, after deducting underwriting discounts and commissions and the estimated expenses of this offering payable by us, will be approximately $792 million.

A significant portion of the net proceeds from this offering will be used to repay commercial paper borrowings. The amount outstanding under our commercial paper program as of May 31, 2005 was approximately $794.0 million, at a weighted average interest rate of 3.13% per year and a weighted average term of 12.1 days. Our commercial paper borrowings financed strategic acquisitions and other general corporate purposes. We expect to use the remainder of the net proceeds of this offering, if any, principally for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005 and our capitalization as adjusted to reflect the issuance of the notes and the application of the proceeds therefrom as described above under “Use of Proceeds.” The following data is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2005
	Actual		As Adjusted
	(Thousands of dollars)
Notes	—	—	$798,792	20.5%
Other long-term debt (excluding current portion)	$1,528,708	49.3%	1,528,708	39.2%
Common shareholders’ equity	1,572,133	50.7%	1,572,133	40.3%

Total capitalization	$3,100,841	100.0%	$3,899,633	100.0%

Short-term notes payable (including current portion of long-term debt)	$695,035		$6,535

Cash and cash equivalents	$35,495		$138,987

Both S&P and Moody’s consider the equity units we issued in January 2003 to be part equity and part debt. For purposes of computing capitalization rations, these rating agencies adjust the capitalization structure. S&P considers the equity units to be equal amounts of debt and equity for the first three years, with the effect being to increase shareholders’ equity by the same amount as long-term debt, which would result in a capitalization structure of 44 percent long-term debt and 56 percent equity at March 31, 2005 (not including any adjustment for issuance of the notes). Moody’s considers 25 percent of the equity units to be long-term debt and 75 percent to be shareholders’ equity, which would result in a capitalization structure of 40 percent long-term debt and 60 percent equity at March 31, 2005 (not including any adjustment for issuance of the notes).

RATIOS OF EARNINGS TO FIXED CHARGES,

Our ratios of earnings to fixed charges were as follows for the periods indicated:

	Three months ended March 31,				Year Ended December 31,
(Unaudited)	2005		2004		2004		2003		2002		2001		2000
Ratio of earnings to fixed charges	5.90	x	6.89	x	4.12	x	3.74	x	3.00	x	1.67	x	2.76	x
Pro forma ratio of earnings to fixed charges	4.89	x	—		3.10	x	—		—		—		—

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

The unaudited pro forma ratio of earnings to fixed charges gives effect to the increased interest expense from the issuance of the notes and the reduction of interest expense resulting from the anticipated repayment of commercial paper borrowings during the pro forma periods noted above (see “Use of Proceeds”).

DESCRIPTION OF THE NOTES

The following description is a summary of the terms of our notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture that is an exhibit to the registration statement and to the Trust Indenture Act of 1939. This summary supplements the description of debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

The notes will be issued under the indenture dated as of December 28, 2001, as supplemented by supplemental indentures, between us and SunTrust Bank, as indenture trustee (the indenture, as supplemented, is referred to as the “indenture”). Whenever particular defined terms of the indenture are referred to, those defined terms are incorporated herein by reference.

The notes will be general unsubordinated debt securities that will be our direct, unsecured obligations and will rank without preference or priority among themselves and equally with all of our existing and future unsecured senior indebtedness. The 2015 notes initially will be issued in an aggregate principal amount equal to $400,000,000 and the 2035 notes initially will be issued in an aggregate principal amount equal to $400,000,000.

Because we conduct a significant portion of our operations through our subsidiaries, our ability to service our debt, including our obligations under the notes, and other obligations are dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the notes.

The notes will not be subject to a sinking fund provision. The notes are subject to defeasance at our option as provided in the indenture. Unless we redeem the 2015 notes prior to maturity, the entire principal amount of the 2015 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2015. Unless we redeem the 2035 notes prior to maturity, the entire principal amount of the 2035 notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on June 15, 2035.

The indenture does not contain provisions that afford holders of the notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Interest

Interest on the 2015 notes will accrue at 5.20% per year and on the 2035 notes at 6.00% per year, in each case, from June 17, 2005, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, and will be payable in U.S. dollars semi-annually in arrears on June 15 and December 15 each year (each, an “Interest Payment Date”), commencing December 15, 2005 and at maturity or, if applicable, earlier redemption. Interest payable on an Interest Payment Date will be paid to the Person in whose name the applicable note is registered at the close of business on June 1 or December 1, as the case may be (whether or not a business day in The City of New York), immediately preceding such Interest Payment Date. Interest payable at maturity or earlier redemption will be paid against presentation and surrender of the related notes. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

If any Interest Payment Date, the maturity date or any redemption date is not a Business Day in New York, New York, the required payment shall be made on the next succeeding day that is a Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, maturity date or redemption date, as the case may be, to such next Business Day.

Optional Redemption

The notes will be redeemable at any time, in whole or in part, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes, or

•	as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30 day months at the adjusted treasury rate plus 20 basis points for the 2015 notes and 25 basis points for the 2035 notes plus, in each case, accrued and unpaid interest on the notes to the redemption date.

The quotation agent means the reference treasury dealer appointed by us to serve in that capacity. The term reference treasury dealer means either Citigroup Global Markets Inc. or UBS Securities LLC and its respective successors. If, however, either Citigroup Global Markets Inc. or UBS Securities LLC ceases to be a primary U.S. government securities dealer in the United States, we will substitute another primary treasury dealer.

The adjusted treasury rate means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date. The comparable treasury issue means the United States treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

The comparable treasury price means, for any redemption date, the reference treasury dealer quotation for the redemption date.

A reference treasury dealer quotation means, with respect to any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed, in each case, as a percentage of its principal amount) quoted on the third business day preceding the redemption date.

In case of a partial redemption, selection of the notes for redemption will be made by such method as the trustee deems appropriate and fair and may provide for the selection for redemption of portions of the principal of notes of such series. While the notes are held pursuant to the book-entry system, selection of notes for partial redemption will be made by the depositary pursuant to its practices and procedures. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Mandatory Redemption

We will not be required to make any mandatory sinking fund payments with regard to the notes or to redeem any of the notes before maturity.

Covenants

The notes will have the benefit of the covenants set forth under “Description of Debt Securities—Restrictive Covenants” in the accompanying prospectus.

Events of Default

The events of default described in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default” that would arise upon a default and acceleration under any agreement under which we or any of our subsidiaries that owns or leases “Principal Property” has outstanding debt in excess of $15 million have been amended, with respect to the notes offered hereby, to apply only to agreements representing outstanding debt in excess of $100 million. Our 7.75% Senior Notes due 2006, 8.50% Equity Units, 6.00% Senior Notes due 2009, 7.125% Senior Notes due 2011, 6.40% Senior Notes due 2019, 6.875% Senior Notes due 2028 and 6.50% Senior Notes due 2028 are each subject to an event of default provision with the lower outstanding debt threshold of $15 million.

Further Issues

We may from time to time, without notice to or consent from the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of the additional notes) that will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.

Book-Entry System

The notes will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of The Depository Trust Company, New York, New York, or the “depositary,” or its nominee; provided that global securities purchased by persons outside the United States may be credited to or through accounts maintained at the depositary by or on behalf of Clearstream Banking, Société anonyme or Euroclear Bank S.A./N.V., as operator of the Euroclear System. Except under the limited circumstances described below, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that

•	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

•	an event of default occurs and is continuing with respect to the notes; or

•	we determine in our sole discretion that we will no longer have notes represented by global securities,

certificates for the notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

UNITED STATES FEDERAL TAX CONSIDERATIONS

The following summary describes the material United States federal income tax consequences and, in the case of a non-U.S. holder (as defined below), the material United States federal estate tax consequences, of purchasing, owning and disposing of the notes. This summary applies to you only if you are a beneficial owner of a 2015 note or 2035 note and you acquire the note in this offering for cash at a price equal to the issue price of the 2015 notes or 2035 notes, as applicable. The issue price of each series of notes is the first price at which a substantial amount of that series of notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

This summary deals only with notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

•	dealers in securities or currencies;

•	traders in securities;

•	United States holders (as defined below) whose functional currency is not the United States dollar;

•	persons holding notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

•	persons subject to the alternative minimum tax;

•	certain United States expatriates;

•	financial institutions;

•	insurance companies;

•	controlled foreign corporations, foreign personal holding companies, passive foreign investment companies and regulated investment companies and shareholders of such corporations;

•	entities that are tax-exempt for United States federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for United States federal tax purposes, and beneficial owners of pass-through entities; and

•	persons that acquire a 2015 note or a 2035 note for a price other than its issue price.

If you are a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) holding notes or a partner in such a partnership, the United States federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership, and you should consult your own tax advisor regarding the United States federal income and estate tax consequences of purchasing, owning and disposing of the notes.

This summary does not discuss all of the aspects of United States federal income and estate taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any United States state or local income or foreign income or other tax consequences. This summary is based on United States federal income and estate tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations, administrative rulings and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in United States federal income and estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the United States federal income and estate tax consequences of purchasing, owning and disposing of notes as set forth in this summary. Before you purchase notes, you should consult your own tax advisor regarding the particular United States federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.

United States Holders

The following summary applies to you only if you are a United States holder (as defined below).

Definition of a United States Holder

A “United States holder” is a beneficial owner of a note or notes that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof (or the District of Columbia);

•	an estate, the income of which is subject to United States federal income taxation regardless of the source of that income; or

•	a trust, if (1) a United States court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Internal Revenue Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time you receive the interest; and

•	if you use the accrual method of accounting for United States federal income tax purposes, you will have to include the interest on your notes in your gross income at the time the interest accrues.

Sale or Other Disposition of Notes

Your tax basis in your notes generally will be the price you paid for the note. Upon the sale, redemption, exchange or other taxable disposition of the notes, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the taxable disposition (less any amount attributable to accrued interest not yet included in gross income, which will be taxable as ordinary interest income in the manner described under “United States Tax Considerations—United States Holders—Payments of Interest”); and

•	your tax basis in the notes.

Your gain or loss generally will be capital gain or loss. This capital gain or loss will be long-term capital gain or loss if at the time of the disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate United States holder, your long-term capital gain generally will be subject to a maximum tax rate of 15%, which maximum tax rate is currently scheduled to increase to a maximum of 20% for dispositions occurring during taxable years beginning on or after January 1, 2009.

Backup Withholding

In general, “backup withholding” at a rate of 28% (which rate is currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2011) may apply:

•	to any payments made to you of principal of and interest on your note, and

•	to payment of the proceeds of a sale or other disposition of your note,

if you are a non-corporate United States holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your United States federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are a beneficial owner of a note and you are neither a United States holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for United States federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

•	on at least 31 days in the calendar year; and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to United States federal income tax as if they were United States citizens.

United States Federal Withholding Tax

Under current United States federal income tax laws, and subject to the discussion below, United States federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that in the case of interest:

•	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder;

•	you are not a controlled foreign corporation for United States federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code);

•	you are not a bank receiving interest described in section 881(c)(3)(A) of the Internal Revenue Code;

•	such interest is not effectively connected with your conduct of a United States trade or business; and

•	you provide a signed written statement, on an Internal Revenue Service Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a United States person within the meaning of the Internal Revenue Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% United States federal withholding tax unless you provide us or our paying agent with a properly executed (1) Internal Revenue Service Form W-8ECI (or other applicable form) stating that interest paid on your notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) Internal Revenue Service Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

United States Federal Income Tax

Except for the possible application of United States federal withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above) and backup withholding tax (see “United States Federal Tax Considerations—Non-U.S. Holders—Backup Withholding and Information Reporting” below), you generally will not have to pay United States federal income tax on payments of principal of and interest on your notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other taxable disposition of your notes unless:

•	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above;

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by United States source capital losses, generally will be subject to a flat 30% United States federal income tax, even though you are not considered a resident alien under the Internal Revenue Code); or

•	the interest or gain is effectively connected with your conduct of a United States trade or business and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” (or, if you are an individual, a fixed base) maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a United States “permanent establishment” or, if you are an individual, a fixed base, maintained by you), the interest or gain generally will be subject to United States federal income tax on a net basis at the regular graduated rates and in the manner applicable to a United States holder (although the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed Internal Revenue Service Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable United States income tax treaty.

United States Federal Estate Tax

If you are an individual and are not a United States citizen or a resident of the United States (as specially defined for United States federal estate tax purposes) at the time of your death, your notes generally will not be subject to the United States federal estate tax, unless, at the time of your death:

•	you directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Internal Revenue Code and the Treasury regulations thereunder; or

•	your interest on the notes is effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “United States Tax Considerations—Non-U.S. Holders—United States Federal Withholding Tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a United States holder (as described in “United States Tax Considerations—United States Holders” above). However, we or our paying agent may be required to report to the IRS and you payments of interest on the notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax at a rate of up 28% (which rate will increase to 31% for taxable years beginning on or after January 1, 2011). If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

(A) one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

(B) the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a non-U.S. person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide a Form W-8BEN certifying that you are a non-U.S. person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Citigroup Global Markets Inc. and UBS Securities LLC are acting as joint bookrunning managers for the offering and are acting as representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriters	Principal Amount of 5.20% Notes due 2015	Principal Amount of 6.00% Notes due 2035
Citigroup Global Markets Inc.	$140,000,000	$140,000,000
UBS Securities LLC	140,000,000	140,000,000
ABN AMRO Incorporated	24,000,000	24,000,000
J.P. Morgan Securities Inc.	24,000,000	24,000,000
Greenwich Capital Markets, Inc.	24,000,000	24,000,000
Wachovia Capital Markets, LLC.	24,000,000	24,000,000
SunTrust Capital Markets, Inc.	17,200,000	17,200,000
BOSC, Inc	6,800,000	6,800,000

Total	$400,000,000	$400,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 0.40% of the principal amount of the 2015 notes and 0.50% of the principal amount of the 2035 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.25% of the principal amount of the 2015 notes and 0.25% of the principal amount of the 2035 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes included in this offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”‘)) received by it in connection with the issue or sale of any notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by ONEOK
Per 2015 note	0.650%
Per 2035 note	0.875%

In connection with the offering, Citigroup, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup, in covering syndicate short positions or making stabilizing purchases, repurchases notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses for this offering will be approximately $700,000.

Some of the underwriters or their affiliates have performed investment banking and advisory services, lending, and other general financial and banking services for us from time to time for which they have received customary fees and expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business. In connection with the Koch Acquisition, UBS Securities LLC provided advisory services to us.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

Various legal matters, including the validity of the notes offered by this prospectus supplement, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma and by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. The validity of the notes will be passed on for the underwriters by Shearman & Sterling LLP, New York, New York.

$1,000,000,000

ONEOK, Inc.

Debt Securities, Common Stock,

Purchase Contracts, Purchase Contract Units,

Preferred Stock and Junior Subordinated Debentures

ONEOK Capital Trust I

ONEOK Capital Trust II

Trust Preferred Securities

Guaranteed as set forth herein by

ONEOK, Inc.

ONEOK may offer from time to time in one or more issuances, (1) one or more series of debt securities, which may be senior or subordinated notes or debentures, or other senior or subordinated evidences of indebtedness, and which may include terms permitting or requiring holders to convert or exchange their debt securities for common stock, preferred stock or other securities, (2) shares of our common stock, (3) purchase contracts, (4) purchase contract units that consist of (a) a purchase contract and (b) senior or subordinated debt securities, junior subordinated debentures, preferred stock or trust preferred securities, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a purchase contract, (5) shares of our preferred stock, which may include terms permitting or requiring holders to convert or exchange their preferred stock for common stock or other securities, and (6) junior subordinated debentures. ONEOK Capital Trust I and ONEOK Capital Trust II, which are Delaware statutory trusts, may offer from time to time trust preferred securities guaranteed by ONEOK to the extent set forth in this prospectus. The aggregate initial offering price of the securities that are offered will not exceed $1,000,000,000. We will offer the securities in an amount and on terms to be determined by market conditions at the time of the offering.

We will provide you with the specific terms of the particular securities being offered in supplements to this prospectus. You should read this prospectus and each related supplement carefully before you invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “OKE”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 15, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Using this shelf process, we may offer the securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you a prospectus supplement or a pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update, supplement or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses;

•	“Westar” mean, collectively, Westar Energy, Inc. and Westar Industries, Inc.;

•	“common stock” mean our common stock, par value $0.01 per share;

•	“Series D Convertible Preferred Stock” means our $0.925 Series D Non-Cumulative Convertible Preferred Stock;

•	“securities” mean the debt securities, common stock, purchase contracts, purchase contract units, preferred stock, guarantees, junior subordinated debentures and trust preferred securities described in this prospectus;

•	“preferred securities” means trust preferred securities; and

•	share information are adjusted for our June 11, 2001 two-for-one stock split.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference. We incorporate by reference the documents listed below.

•	our annual report on Form 10-K for the year ended December 31, 2002;

•	our current reports on Form 8-K dated January 6, 2003 (two reports), January 9, 2003, January 14, 2003 (two reports), January 17, 2003, January 23, 2003, January 31, 2003, February 3, 2003, February 5, 2003, February 6, 2003, February 25, 2003, February 28, 2003, and March 3, 2003;

•	the description of our common stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the Securities and Exchange Commission on February 6, 2003, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

We also incorporate by reference all future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or (i) after the date of the filing of the registration statement containing this prospectus and prior to the effectiveness of the registration statement and (ii) after the date of this prospectus and prior to the closing of the related offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the Securities and Exchange Commission.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus or the accompanying prospectus supplement identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the “Risk Factors” listed in our current report on Form 8-K dated January 14, 2003 and the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates and recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political dynamics in the Middle East or elsewhere;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	actions taken by Westar with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 or other terrorist attacks; and

•	the other risks and other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, as a result of the completion of our recent acquisition of the Texas assets of Southern Union Company, we are now the third largest natural gas distributor in Texas. Our largest markets in Texas are the Austin and El Paso metropolitan areas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service throughout the United States.

ABOUT THE ONEOK TRUSTS

ONEOK Capital Trust I and ONEOK Capital Trust II (the “ONEOK Trusts” or the “trusts”) are identical Delaware statutory trusts formed to raise capital for us by issuing trust preferred securities under this prospectus and a prospectus supplement, and investing the proceeds in junior subordinated debentures issued by us. We will directly or indirectly own all of the common securities of the trusts. The common securities will rank equally with, and the trusts will make payments on the common securities in proportion to, the trust preferred securities, except that if an event of default occurs under the declaration of trust of the trusts, our rights, as holder of the common securities, to payments will be subordinated to your rights as holder of the trust preferred securities. We will, directly or indirectly, acquire common securities in an aggregate liquidation amount equal to three percent of the total capital of the trusts.

As holder of the common securities of the trusts, we are entitled to appoint, remove or replace any of, or increase or decrease the number of, the trustees of our trusts provided that the number of trustees shall be at least two. The business and affairs of each trust will be conducted by the trustees we appoint. The trustees’ duties and obligations under each trust are governed by the declaration of trust. Prior to the issuance of any trust preferred securities, we will ensure that one trustee of the trust is a financial institution, will not be an affiliate of ours and will act as property trustee and indenture trustee for purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). In addition, unless the property trustee maintains a principal place of business in the State of Delaware and meets the other requirements of applicable law, one trustee of the trust will have its principal place of business or reside in the State of Delaware.

We will pay all of each trust’s fees and expenses, including those relating to any offer of trust preferred securities. In addition, we will enter into a guarantee with respect to each series of trust preferred securities under which we will irrevocably and unconditionally agree to make certain payments to the holders of that series of trust preferred securities, subject to applicable subordination provisions, except that the guarantee will only apply when the trust has sufficient funds immediately available to make those payments but has not made them.

The trusts are special purpose entities, have no operating history or independent operations and are not engaged in and do not propose to engage in any activity other than holding our junior subordinated debentures as trust assets and issuing the trust preferred securities. Further, 100% of the outstanding voting securities of the trusts are or will be owned by us, and the trust preferred securities guarantee that we will issue in connection with any issuance of trust preferred securities by the trusts, together with our obligations under the junior subordinated debentures and related agreements and instruments, will in effect constitute a full and unconditional guarantee by us, on a subordinated basis, of payments due on the trust preferred securities. Accordingly, pursuant to Rule 3-10(b) of Regulation S-X under the Securities Act of 1933 and the Securities Exchange Act of 1934, no separate financial statements for the trusts have been included or incorporated by reference in the registration statement and, pursuant to Rule 12h-5 under the Securities Exchange Act of 1934, the trusts will not be subject to the information reporting requirements of the Securities Exchange Act of 1934.

Reference is made to the prospectus supplement relating to the trust preferred securities of each trust for further information concerning that trust.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, ONEOK will use the net proceeds from the sale of the offered securities for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in marketable securities or apply them to the reduction of short-term indebtedness. Unless we inform you otherwise in the prospectus supplement, the ONEOK Trusts will use the net proceeds from the sale of the trust preferred securities to purchase junior subordinated debentures of ONEOK, which will in turn use the proceeds from the issuance of the junior subordinated debentures for the purposes stated above.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is as follows:

For the years ended December 31,			For the years ended August 31,
2002	2001	2000	1999	1998
3.24x	1.74x	2.80x	3.89x	5.28x

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income from continuing operations before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the years ended December 31,			For the years ended August 31,
2002	2001	2000	1999	1998
2.12x	1.24x	1.88x	1.85x	2.42x

For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividend requirements, “earnings” consists of income from continuing operations before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

TRANSACTION AGREEMENT WITH WESTAR

The Offering and The Repurchase

On January 9, 2003, we entered into a Transaction Agreement with Westar pursuant to which we agreed to use commercially reasonable efforts to effect an offering of our common stock and other securities, as we determined, prior to February 28, 2003 if permitted by capital market conditions, as determined by us in our sole discretion. On January 28, 2003, we satisfied our obligation by making concurrent public offerings of 12,000,000 million shares of our common stock at a public offering price of $17.19 per share and 14,000,000 of our 8.50% Equity Units, each with a stated value of $25 per unit. Upon exercise of the underwriters’ over-allotment options on January 30, 2003 and February 7, 2003, respectively, we issued an additional 2,100,000 of our 8.5% Equity Units and an additional 1,800,000 shares of our common stock on the same terms as the original offerings. On February 5, 2003 we used $300 million to repurchase shares of our Series A Convertible Preferred Stock held by Westar. The price paid for each share of our Series A Convertible Preferred Stock in the repurchase was $17.19 per share less the per share costs covered by Westar’s share of the expenses of the offerings. Simultaneously with the repurchase, we modified the terms of the remaining shares of our Series A Convertible Preferred Stock by exchanging newly issued shares of our Series D Convertible Preferred Stock for all the shares of Series A Convertible Preferred Stock held by Westar that we did not repurchase.

On January 9, 2003, we also entered into a shareholder agreement and a registration rights agreement with Westar. These agreements became effective on February 5, 2003 and replaced the prior shareholder agreement and the prior registration rights agreement with Westar. See “Description of Capital Stock—Shareholder Agreement” and “Description of Capital Stock—Registration Rights Agreement.”

Westar Lock-ups

Westar agreed that, other than the repurchase, it would not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise for a period beginning on January 9, 2003 and ending on August 4, 2003 (the 180th day from the closing of the repurchase and exchange). Westar also agreed not to engage in various transactions involving our securities pursuant to the Registration Rights Agreement, dated January 9, 2003 between Westar and us which is described under “Description of Capital Stock—Registration Rights Agreement.”

Shelf Registration for Westar

We agreed to file a registration statement on Form S-3 by April 6, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock. We plan to satisfy that obligation by filing a registration statement on Form S-3 for Westar by April 6, 2003 in addition to the registration statement of which this prospectus forms a part. We agreed to use commercially reasonable efforts to have the Westar resale shelf registration statement declared effective as promptly as practicable after filing and to use commercially reasonable efforts to maintain the effectiveness of that shelf registration statement. In connection with the filing of the Westar resale shelf registration statement, we agreed to use commercially reasonable efforts to cause our shares of Series D Convertible Preferred Stock, if permitted by New York Stock Exchange rules, and the shares of common stock issuable upon conversion of our Series D Convertible Preferred Stock, to be listed on the New York Stock Exchange prior to any sale, transfer or conversion of the shares of our Series D Convertible Preferred Stock held by Westar.

DESCRIPTION OF DEBT SECURITIES

The following description states the general terms and provisions of our debt securities. In this prospectus, “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with SunTrust Bank, as trustee, on December 28, 2001 for the issuance of senior debt or an Indenture to be entered into with SunTrust Bank, as trustee, for the issuance of subordinated debt. In this section, references to “Indenture” are to either of our indentures, as applicable. Each prospectus supplement that we provide when we offer debt securities will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities. Unless otherwise specified in this prospectus, the term “debt securities” includes senior debt securities and subordinated debt securities and the descriptions of the debt securities describe both the senior debt securities and the subordinated debt securities unless otherwise specified in this prospectus or any prospectus supplement.

We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of Indenture for additional information before you buy any debt securities. The Indenture is qualified under the Trust Indenture Act. You should refer to the Trust Indenture Act for provisions that apply to the debt securities. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

Debt securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of debt securities. A prospectus supplement will describe these terms and will include, among other things, the following:

•	the title of the debt securities of the particular series and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the total principal amount of those debt securities and the percentage of their principal amount at which we will issue those debt securities;

•	the date or dates on which the principal of those debt securities will be payable;

•	the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	the place or places where payments on those debt securities will be made, where holders may surrender their debt securities for transfer or exchange and where to serve notices or demands;

•	any provisions for optional redemption or early repayment;

•	any provisions that would obligate us to redeem, purchase or repay those debt securities;

•	any provisions for conversion or exchange of the debt securities;

•	whether payments on the debt securities of the particular series will be payable by reference to any index, formula or other method;

•	any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

•	the portion of the principal amount of those debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of all or any portion of those debt securities, any additional conditions or limitations to defeasance of those debt securities or any changes to those conditions or limitations;

•	any provisions granting special rights to holders of the debt securities of the particular series upon the occurrence of events identified in the prospectus supplement;

•	if other than the trustee, the designation of any paying agent or security registrar for those debt securities and the designation of any transfer or other agents or depositories for those debt securities;

•	whether we will issue the debt securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

•	the denominations in which we will issue the debt securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

•	whether and in what circumstances any additional amounts may be payable on those debt securities to foreign holders; and

•	any other terms or conditions that are consistent with the Indenture, which may include the applicability of or change in the subordination provisions of the indenture or providing collateral, security, assurance or guarantee for a series of debt securities.

We may sell the debt securities at a discount (which may be substantial) below their stated principal amount. These discounted debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply to a series of debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants only, all references to “us” or “we” mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the debt securities do not contain any covenants or other provisions designed to protect holders of any debt securities in the event we participate in a highly leveraged transaction. The Indenture and the debt securities also do not contain provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

For these purposes, “debt” includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

Limitation on Liens

We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the debt securities equally and ratably with or prior to the debt secured by that Lien. If we secure the debt securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the debt securities. This covenant has exceptions that permit:

•	Liens that exist on the date we first issue a series of debt securities under the Indenture;

•	Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

•	Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

•	Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

•	securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

•	securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

•	Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

•	Liens securing industrial development, pollution control or other revenue bonds of a government entity;

•	Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

•	statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

•	Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974) on our property incurred or required in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•	Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

•	rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

•	rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

•	Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•	easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

•	any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

•	the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

•	the new Lien is limited to the property (plus any improvements) secured by the original Lien.

In addition, our subordinated debt securities will also include an exception for Liens securing only senior debt.

In addition, without securing the debt securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under “—Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

•	we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

•	the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the “basket” described above under “—Limitation on Liens”;

•	the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

•	within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any debt securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any debt securities issued under the Indenture).

Glossary

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of debt securities originally sold at a discount) borne by the debt securities then outstanding under the Indenture, compounded annually.

“Consolidated Net Tangible Assets” means (1) the total amount of assets (less applicable reserves and other properly deductible items) that under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

“Funded Indebtedness” as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person’s option beyond, 12 months from the date of determination.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or (4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

“Non-Recourse Indebtedness” means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under GAAP, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, unless we inform you otherwise in the prospectus supplement, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	immediately after giving effect to the transaction, no default or event of default under the Indenture would have occurred and be continuing or would result from the transaction;

•	we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the Indenture and those debt securities; and

•	we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the debt securities (so long as those debt securities are entitled to the protection of the “Limitation on Liens” covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of debt securities:

•	our failure to pay interest on that series of debt securities for 30 days after it becomes due and payable;

•	our failure to pay principal of or any premium on that series of debt securities when due;

•	our failure to comply with any of our covenants or agreements for that series of debt securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of debt securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding debt securities affected by that failure provide written notice to us;

•	the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 in the case of senior debt securities, or $100,000,000 in the case of subordinated debt securities and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding debt securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the debt securities of that series, we do not cure the default, or the default under the agreement has not been waived;

•	various events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of debt securities of any default or event of default (except in any payment on that series of debt securities) if the trustee considers it in the interest of the holders of that series of debt securities to do so.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, 25% in principal amount of all debt securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those debt securities. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or of all debt securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The holders of a majority in principal amount of debt securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the debt securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee.

The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding debt securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each debt security affected, however, no modification may:

•	reduce the principal of the debt security or change its stated maturity;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	impair the holder’s right to convert or exchange any debt security;

•	reduce the percentage of principal amount of debt securities whose holders must consent to an amendment to or supplement of the Indenture;

•	reduce the percentage of principal amount of debt securities necessary to waive compliance with some of the provisions of the Indenture; or

•	modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of debt securities in various circumstances, including:

•	to provide for the assumption of our obligations under the Indenture and the debt securities by a successor;

•	to add covenants that would benefit the holders of any debt securities or to surrender any of our rights or powers;

•	to provide for the issuance of additional securities, including debt securities of a particular series, under the Indenture;

•	to add events of default;

•	to provide any security for or guarantees of any series of debt securities;

•	to provide for the form or terms of any series of debt securities;

•	to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding debt securities of any series;

•	to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of debt securities that does not adversely affect the interests of the holders of outstanding debt securities of any series; or

•	to make any change that does not affect the rights of any holder.

The holders of a majority in principal amount of the outstanding debt securities may waive our obligations to comply with various covenants, including those relating to:

•	our obligation to secure the debt securities in the event of mergers, consolidations and sales of assets;

•	corporate existence; and

•	the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“legal defeasance,” which means that we will be discharged from our obligations with respect to the debt securities of that series; or

•	“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the debt securities, and the related events of default will no longer apply to us.

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary debt securities, to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Subordination

The Indenture provides that one or more series of debt securities may be subordinate and subject in right of payment to the prior payment in full of all of our senior indebtedness. The following provisions will apply to the subordinated debt securities unless otherwise specified in the prospectus supplement:

Subject to any collateral, security, assurance or guarantee provided for the benefit of any series of subordinated debt securities, if any, the payment of principal, any premium and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. These circumstances include the following circumstances:

•	we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of our company, or as part of an assignment or marshalling of our assets for the benefit of our creditors;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency or similar proceedings occur; and

•	the maturity of the subordinated debt securities is accelerated. For example, the entire principal amount of a series of subordinated debt securities may be declared to be due and immediately payable or may be automatically accelerated due to an event of default as described under “—Events of Default.”

In addition, we are generally not permitted to make payments of principal, any premium or interest on the subordinated debt securities if we default in our obligation to make payments on our senior indebtedness and do not cure such default. We are also prohibited from making payments on subordinated debt securities if an event of default (other than a payment default) that permits the holders of senior indebtedness to accelerate the maturity of the senior indebtedness occurs and we and the trustee have received a notice of such event of default. However, unless the senior indebtedness has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days.

These subordination provisions mean that if we are insolvent a holder of senior indebtedness is likely to ultimately receive out of our assets more than a holder of the same amount of our subordinated debt securities, and a creditor of our company that is owed a specific amount but who owns neither our senior indebtedness nor our subordinated debt securities may ultimately receive less than a holder of the same amount of senior indebtedness and more than a holder of subordinated debt securities.

The subordinated indenture does not limit the amount of senior indebtedness we are permitted to have and we may in the future incur additional senior indebtedness.

“Senior Indebtedness“ is defined in the subordinated indenture to mean, with respect to us,

(i)	the principal, premium, if any, and interest (including interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) in respect of (A) our indebtedness and obligations related thereto and (B) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by us;

(ii)	all our capital lease, purchase money and similar obligations;

(iii)	all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement;

(iv)	all our obligations for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any commercial paper, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

(v)	all obligations for indemnification, contributions, earnouts, adjustments of purchase price or similar obligations;

(vi)	all obligations in respect of workers compensation claims, self-insurance, indemnities, bid performance, warranty release, appeal, surety and similar bonds;

(vii)	all obligations of the type referred to in clauses (i) through (vi) above of other Persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(viii)	all obligations of the type referred to in clauses (i) through (vii) above of other Persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us);

(ix)	any other indebtedness or obligations other than those which are specifically deemed not Senior Indebtedness pursuant to the next sentence; and

(x)	all renewals, extensions, modifications and refunding of obligations of the type referred to in clauses (i) through (ix) above.

whether incurred on or prior to the date of the Indenture or thereafter incurred. Notwithstanding the foregoing, “Senior Indebtedness” shall not include (1) any Additional Junior Indebtedness, (2) debt securities issued pursuant to the subordinated indenture and guarantees in respect of such debt securities, (3) our trade accounts payable arising in the ordinary course of business (such trade accounts payable being pari passu in right of payment to debt securities issued pursuant to the subordinated indenture), or (4) obligations with respect to which in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu or junior in right of payment to debt securities issued pursuant to the subordinated indenture. Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

“Additional Junior Indebtedness” is defined in the subordinated indenture to mean, without duplication and other than the subordinated debt securities, any of our indebtedness, liabilities, guarantees or obligations or any subsidiary of ours, under debt securities (or guarantees in respect of debt securities, preferred securities or trust securities) initially issued after the date of the subordinated indenture to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a finance subsidiary (as such term is defined in Rule 3a-5 under the Investment Company Act of 1940) or other financing vehicle of ours or any subsidiary of ours in connection with the issuance by that entity of preferred securities or other securities that are issued on a pari passu basis with the subordinated debt securities.

If this prospectus is being delivered in connection with a series of subordinated securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness outstanding as of a recent date.

Satisfaction and Discharge

The Indenture will cease to be of further effect and will be deemed to have been satisfied and discharged with respect to a particular series of debt securities, when the following conditions have been satisfied:

•	all debt securities of that series have been delivered to the trustee for cancellation, or all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year, and we:

•	irrevocably deposit with the trustee, in trust, funds sufficient to pay and discharge the entire indebtedness on the senior debt securities of that series that had not been previously delivered for cancellation, for principal (and premium, if any) and interest, if any, to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be;

•	we have paid or caused to be paid all other sums payable under the Indenture or have made arrangements for any such payments satisfactory to the payee; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

Governing Law

New York law governs the Indenture and the debt securities.

Trustee

The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Holders may exchange debt securities of any series for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, for global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on debt securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of common stock, par value $0.01 per share, 74,815,366 shares of which were outstanding as of March 24, 2003, and 100,000,000 are shares of preferred stock, par value $0.01 per share. Of the preferred stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, none of which was outstanding as of March 24, 2003, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding on March 24, 2003, 1,000,000 shares designated as Series C Participating Preferred Stock, none of which was outstanding on March 24, 2003 and 21,815,386 shares designated as Series D Convertible Preferred Stock, all of which were outstanding on March 24, 2003, and all of which are convertible at the holder’s option into common stock subject to various conditions. In addition, there were 16,100,000 of our 8.5% Equity Units outstanding on March 24, 2003.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our common stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

As further described above under the caption “Transaction Agreement with Westar,” we agreed to file a registration statement on Form S-3 by April 6, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock.

The following description is a summary of the material provisions of our capital stock and various provisions of our certificate of incorporation and by-laws. This summary is not intended to be complete and is qualified by reference to the provisions of applicable law and our certificate of incorporation and by-laws included as exhibits to the registration statement of which this prospectus is a part.

Common Stock

As of March 24, 2003, there were approximately 13,087 holders of record. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the preferred stock, holders of shares of common stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our common stock until we pay dividends on any shares of preferred stock then outstanding with dividend or distribution rights senior to our common stock. Dividends on our Series D Convertible Preferred Stock are not cumulative to the extent not paid in full on each dividend payment date.

Holders of our common stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director. Westar may designate one director pursuant to the Shareholder Agreement, dated January 9, 2003, between Westar and us. See “Description of Capital Stock—Shareholder Agreement—Board Representation.”

Our board of directors may make rules and regulations concerning the transfer of shares of our common stock from time to time, in accordance with our by-laws.

Holders of our common stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our common stock. See “—Oklahoma Law” and “—Certificate of Incorporation and By-laws.” Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Amended and Restated Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

On February 5, 2003, we entered into an Amended and Restated Rights Agreement, which amended and restated our prior rights agreement in its entirety. As with most rights agreements, the terms of our Amended and Restated Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability.

Our Amended and Restated Rights Agreement provides that each share of our common stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Amended and Restated Rights Agreement, will have one right to purchase one one-hundredth of a share of preferred stock, designated as Series C Participating Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of preferred stock, subject to adjustment, as described below.

Initially, the rights under our Amended and Restated Rights Agreement are attached to outstanding certificates representing our common stock and no separate certificates representing the rights will be distributed. The rights will separate from our common stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Amended and Restated Rights Agreement) of 15% or more of our outstanding common stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% or more of our outstanding common stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Amended and Restated Rights Agreement specifically excludes as an acquiring person, among others, Westar, but only with respect to shares of our common stock (including shares of our common stock issuable upon conversion of our Series D Convertible Preferred Stock) beneficially owned by it as of the date of the Amended and Restated Rights Agreement, less any shares transferred to third parties thereafter.

All shares of our common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on February 5, 2013, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our common stock (or, in limited circumstances, one one-hundredths of a share of Series C preferred stock) as equals the result obtained by:

•	multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our common stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our common stock are not treated alike; or

•	we sell or transfer more than 50% of our assets or earning power to an interested shareholder or other person or, to any other person in a case where all holders of our common stock are not treated alike, each right entitles the holder to purchase, at the right’s then current purchase price, shares of common stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our preferred stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the common stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our common stock (or shares of our other equity securities, including one one-hundredths of a share of preferred stock, with equivalent rights and privileges as our common stock) at an exchange ratio of one share of our common stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding common stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Amended and Restated Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding common stock or (2) the final expiration date of the rights. The redemption price under our Amended and Restated Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights have no rights as our shareholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Preferred Stock

Our board of directors is authorized to issue shares of preferred stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of preferred stock, designated Series D Convertible Preferred Stock, is outstanding. In addition, our board has authorized series designated as Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, and has authorized a series designated as Series C Participating Preferred Stock which relates to our Amended and Restated Rights Agreement. The following is a description of our Series D Convertible

Preferred Stock. The following summary of terms of our preferred stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the preferred stock which have been filed with respect to each previously designated series described above and which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of any other particular series of preferred stock.

Series D Convertible Preferred Stock

Designation and Amount.    There are 21,815,386 shares of Series D Convertible Preferred Stock authorized. All authorized shares of Series D Convertible Preferred Stock are currently outstanding, are held by Westar and are fully paid and nonassessable.

Rank.    With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Series D Convertible Preferred Stock ranks senior to shares of our common stock, or any class of our equity securities that by its terms is junior to the Series D Convertible Preferred Stock, and will not rank junior with respect to any class or series of preferred stock that we may issue, unless the holders of 66-2/3% of the outstanding shares of the Series D Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Series D Convertible Preferred Stock.

Dividends.    We will pay or declare preferential cash dividends quarterly on each share of Series D Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Series D Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

Holders of the shares of our Series D Convertible Preferred Stock are entitled to receive, when and if declared by our board of directors, quarterly cash dividends in an amount per share equal to $0.23125.

Liquidation Preference.    The liquidation preference per share of Series D Convertible Preferred Stock will be equal to that payable per share of our common stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Series D Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Series D Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption.    We have the option to redeem all or a portion of the Series D Convertible Preferred Stock on or after August 1, 2006 at $20.00 per share if the closing price of our common stock has exceeded $25.00 for 30 consecutive trading days at any time prior to the date that we provide notice of our intention to redeem all or a portion of the Series D Convertible Preferred Stock.

Conversion Rights.    The Series D Convertible Preferred Stock is convertible at any time, at the holder’s option, except as otherwise provided below. Each share of Series D Convertible Preferred Stock is convertible into one share of our common stock, as adjusted appropriately to reflect any stock split, stock dividend, reserve stock split, or the issuance of rights or warrants, provided that Westar may only convert the shares of Series D Convertible Preferred Stock held by it if the aggregate of the regular dividends for the most recently completed fiscal year prior to conversion that would have been payable on all the shares of common stock issuable upon conversion of one share of Series D Convertible Preferred Stock is greater than $0.925 and such conversion would not subject us or our affiliates or Westar to the Public Utility Holding Company Act of 1935. In addition, Westar may generally convert any shares of our Series D Convertible Preferred Stock held by it into shares of common stock in connection with transfers made in compliance with the Shareholder Agreement.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our common stock in an amount sufficient for the conversion of all shares of Series D Convertible Preferred Stock then outstanding.

Voting Rights.    Holders of shares of Series D Convertible Preferred Stock will be entitled to vote together with holders of shares of our common stock, as a single class, with respect to:

•	any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

•	the control share acquisition statute; or

•	any other provisions that are substantially similar to the control share acquisition statute;

•	any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

•	any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Series D Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our common stock issuable upon conversion of one share of Series D Convertible Preferred Stock.

Holders of Series D Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effect.    The issuance of our common stock into which the Series D Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Participating Preferred Stock

In connection with our Amended and Restated Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Participating Preferred Stock. Holders of the Series C Participating Preferred Stock are entitled to receive, when, as and if declared by our board of directors, in preference to the holders of our common stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in our common stock, payable on our common stock. The Series C Participating Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Participating Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Participating Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and, during a certain dividend default period, holders of the Series C Participating Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Participating Preferred Stock are entitled to priority over the holders of shares of our common stock or other junior ranking stock. See “Description of Capital Stock—Amended and Restated Rights Agreement.”

8.50% Equity Units

In January 2003, we conducted a public offering of 16,100,000 of our 8.50% Equity Units. Each Equity Unit has a stated amount of $25 and consists of a purchase contract issued by us and, initially, $25 principal amount of our senior notes due February 16, 2008, referred to as a Corporate Unit.

Purchase Contract

The purchase contract obligates holders to purchase from us, no later than February 16, 2006, for a price of $25 in cash, the following number of shares of our common stock, subject to anti-dilution adjustments:

•	if the average closing price of our common stock over the 20-trading day period ending on the third trading day prior to February 16, 2006 equals or exceeds $20.63, 1.2119 shares of our common stock;

•	if the average closing price of our common stock over the same period is less than $20.63 but greater than $17.19, a number of shares of our common stock having a value, based on the 20-trading day average closing price, equal to $25; and

•	if the average closing price of our common stock over the same period is less than or equal to $17.19, 1.4543 shares of our common stock.

The holders of the 8.50% Equity Units can settle a purchase contract at any time prior to the fifth business day immediately preceding February 16, 2006 by paying $25 cash in return for 1.2119 shares of our common stock.

Payments

We pay holders of our 8.50% Equity Units quarterly contract adjustment payments at a rate of 4.5% per year of the stated amount of $25 per Equity Unit, or $1.125 per year. In addition, the senior notes initially bear interest at a rate of 4.0% per year, payable quarterly.

Remarketing

A remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding November 16, 2005, referred to as the initial remarketing date. In order to successfully remarket the senior notes, the remarketing agent may reset the interest rate on the senior notes. The reset interest rate will be the interest rate determined by the remarketing agent as the rate the senior notes should bear in order for the senior notes comprising a part of the Corporate Units to have an approximate market value on the remarketing date of 100.50% of the purchase price of the portfolio of U.S. Treasury securities (discussed below), in the case of a remarketing prior to the final remarketing date (discussed below), or 100.50% of the aggregate principal amount of the senior notes, in the case of the final remarketing date. The interest rate on the senior notes will not be reset if there is not a successful remarketing.

If the remarketing of the senior notes on the initial remarketing date is not successful or does not occur because a condition precedent is not satisfied, the remarketing agent will use its reasonable efforts to remarket the senior notes on the third business day immediately preceding February 16, 2006, referred to as the final remarketing date.

If there is a successful remarketing prior to the third business day immediately preceding February 16, 2006, or if a redemption occurs prior to February 16, 2006, the senior notes comprising a part of the Corporate Units will be replaced by a portfolio of 2.5% undivided beneficial interests in zero-coupon U.S. Treasury securities, each with a principal amount of $1,000, that mature on February 15, 2006, referred to as U.S. Treasury securities.

If the senior notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the senior notes will not be reset and holders of all senior notes will have the right to put the senior notes to us on February 16, 2006 at a put price equal to $25 per senior note, plus accrued and unpaid interest.

A holder of a senior note that is part of a Corporate Unit will be deemed to have automatically exercised this put right unless, prior to the second business day immediately preceding February 16, 2006, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding February 16, 2006 delivers to the collateral agent $25 in cash. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash on or prior to February 16, 2006, $25 of the put price will be delivered to the collateral agent, who will apply such amount in satisfaction of such Corporate Unit holder’s obligations under the related purchase contract on February 16, 2006. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

Redemption

The senior notes are redeemable at our option, in whole but not in part, upon the occurrence and continuation of a specified tax event or an accounting event at any time prior to the earlier of the date of a successful remarketing and February 16, 2006. Following any such redemption of the senior notes, the redemption price for the senior notes that are a component of Corporate Units will be paid to the collateral agent who will purchase the U.S. Treasury securities portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interest in the U.S. Treasury securities portfolio will replace the senior notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of senior notes that are not a component of Corporate Units will receive the redemption price paid in such special event redemption.

Creation of Treasury Units and Corporate Units

Holders can create Treasury Units from Corporate Units by substituting U.S. Treasury securities for the senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio comprising a part of the Corporate Units, and holders can recreate Corporate Units by substituting senior notes or their applicable ownership interest in the U.S. Treasury securities portfolio for the U.S. Treasury securities comprising a part of the Treasury Units. The senior notes or, if substituted for the senior notes, the U.S. Treasury securities or a holder’s applicable ownership interest in the portfolio of U.S. Treasury securities, as the case may be, will be pledged to us to secure the holder’s obligation under the related purchase contract.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock.

Shareholder Agreement

On January 9, 2003, we entered into a Shareholder Agreement with Westar.

Standstill

The Shareholder Agreement provides, among other things, that Westar is prohibited from taking various actions, including, without limitation:

•	the acquisition of any of our securities;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Restrictions on transfer

During the term of the Shareholder Agreement, Westar is prohibited, without our prior written consent, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5%, provided that the transferee does not have a voting ownership percentage of more than 5% immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the Registration Rights Agreement;

•	pursuant to a pro rata distribution to the shareholders of Westar; and

•	transfers to affiliates, provided that the party to whom the equity securities are transferred agrees to be bound by the terms of the Shareholder Agreement.

In addition, in the event that a third party commences a tender offer and our Amended and Restated Rights Agreement is inapplicable to that tender offer, Westar may tender a proportionate amount of our equity securities held by it into that tender offer.

Voting

During the term of the Shareholder Agreement, Westar has agreed to vote all voting securities that it owns as follows:

•	with respect to the election of directors, in favor of the election of all candidates for director nominated by our board of directors;

•	with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the rights agreement or any modification of the rights agreement (other than nonbinding precatory resolutions), in accordance with the recommendation of our board;

•	with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment to our certificate of incorporation, which we refer to as the “opt out amendment,” by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar has the right to abstain or vote against such amendment;

•	with respect to any transaction or series of transactions constituting a change-in-control, in its sole discretion; and

•

with respect to all other matters, in its sole discretion those shares of common stock owned by Westar that were not acquired as a result of the conversion of shares of our Series D Convertible Preferred

Stock, and must vote all other voting securities held by Westar in the same proportion as all voting securities voted on the matter are voted by our other shareholders.

Board Representation

Westar is entitled to designate one director to our board of directors, but it has not done so as of the date of this prospectus. Westar’s designee does not have the right to sit on any committee of our board of directors.

Term

The Shareholder Agreement will terminate if, among other things, the ownership of our common stock by Westar, its affiliates or any members of a group of persons that includes Westar or any of its affiliates which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D (assuming, for this purpose, the conversion of the Series D Convertible Preferred Stock into common stock) falls below 10% of all common stock issued and outstanding (again, assuming the conversion of the Series D Convertible Preferred Stock); however, in the event that the Shareholder Agreement is terminated for that reason, the standstill provisions described above will remain in effect until November 26, 2012.

Registration Rights Agreement

On January 9, 2003, we entered into a Registration Rights Agreement with Westar.

If at any time we propose to make an underwritten public offering of our common stock, Westar is entitled to notice of the registration and to include shares in the offering, provided the shares held by Westar can be limited or excluded if, in the underwriters’ opinion, the inclusion of the shares of common stock held by Westar create a substantial risk that the price per share of common stock that we will derive from the sale will be materially and adversely affected or that the number of shares of common stock (including the shares held by Westar) is greater than the number that can reasonably be sold.

We agreed to file a registration statement on Form S-3 by April 6, 2003 in order to register for resale all of the shares of our common stock and our Series D Convertible Preferred Stock held by Westar as well as all of the shares of our common stock issuable upon conversion of those shares of our Series D Convertible Preferred Stock. We plan to satisfy that obligation by filing a registration statement on Form S-3 for Westar by April 6, 2003 in addition to the registration statement of which this prospectus forms a part. Each of Westar and us must provide the other party with a lock-up notice if it intends to effect an underwritten offering of common stock or Series D Convertible Preferred Stock pursuant to a shelf registration statement. If we receive a lock-up notice from Westar, we can give Westar a pre-emptive notice within 5 business days of its notice indicating that we will use commercially reasonable efforts to promptly effect a shelf takedown. We will have 30 business days from the date of our pre-emptive notice to effect the shelf takedown. If we do not effect a shelf takedown within 30 business days, Westar may effect a shelf takedown within 15 business days thereafter. We may only deliver one pre-emptive notice in any twelve-month period. In the event that either party effects a shelf takedown, the other party agrees, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable for common stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock, whether any transaction described in clause (i) or (ii) is to be settled for delivery of common stock or other securities, in cash or otherwise, during the period beginning on the date of the lock-up notice and ending up to 90 days after the date of the prospectus supplement with respect to the shelf takedown.

In addition, subject to various requirements, we are entitled to postpone and delay for a reasonable period of time, not to exceed 90 days, any shelf takedown proposed by Westar if we determine that the shelf takedown would (i) in the good faith judgment of our board of directors, unreasonably impede, delay or otherwise interfere with any pending or contemplated financing (other than a shelf takedown) or (ii) based upon advice from our investment banker or financial advisor, adversely affect any pending or contemplated offering or sale of any class of securities by us. Moreover, subject to various requirements, we are entitled to postpone and delay for a reasonable period, not to exceed 30 days, any shelf takedown if we determine that the shelf takedown would, in the good faith judgment of our board of directors, require disclosure of material non-public information. Westar may not effect more than two shelf takedowns in any twelve-month period.

The Registration Rights Agreement will terminate, among other reasons, when Westar may freely offer for sale shares of our common stock and our Series D Convertible Preferred Stock without any restriction as to manner of sale and volume imposed by the Securities Act of 1933. For example, if Westar held its shares for two years and was no longer an affiliate, it could freely sell its shares under Rule 144 of the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

•	prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of the stock of the corporation to an interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the description above and Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken or dissented from the action; or

•	the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•	by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•	the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other disposition of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•	the holders of at least 66-2/3% of the outstanding shares otherwise entitled to vote as a single class with the common stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our common stock and our Preferred Stock is UMB Bank, N.A., Kansas City, Missouri.

DESCRIPTION OF PURCHASE

CONTRACTS AND PURCHASE CONTRACT UNITS

We may issue purchase contracts for the purchase of our securities or securities of an entity unaffiliated or affiliated with us, a basket of such securities or any combination of the above as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase, and obligate us to sell, on specified dates, such securities, at a specified purchase price, all as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase such securities, any acceleration, cancellation or termination provisions or other provisions relating the settlement of a purchase contract and, if applicable, the identity of any of our subsidiaries guaranteeing our obligations with respect to such purchase contracts. Purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, the pre-paid purchase contracts will be issued under one of the indentures. The purchase contracts may be issued separately or as part of a purchase contract unit that consists of (a) a purchase contract and (b) senior or subordinated debt securities, junior subordinated debentures, preferred stock or trust preferred securities, U.S. Treasury securities or other debt obligations of third parties, that may be used to secure the holders’ obligations under a purchase contract. The purchase contracts may require us to make periodic payments to the holders of the purchase contract units, and such payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original purchase contract.

The applicable prospectus supplement will describe the general terms of any purchase contracts or purchase contract units and, if applicable, prepaid purchase contracts. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the purchase contracts, (b) the collateral arrangements and depository arrangements, if applicable, relating to such purchase contracts or purchase contract units and (c) if applicable, the prepaid purchase contracts and the documents pursuant to which such prepaid purchase contracts will be issued. Some of the material United States federal income tax considerations applicable to the purchase contracts and the purchase contract units will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF TRUST PREFERRED SECURITIES

General

Each ONEOK Trust may issue only one series of trust preferred securities having terms described in the prospectus supplement relating thereto. The trust agreement of each trust will authorize the administrative trustee, on behalf of the trust, to issue the trust preferred securities and trust common securities. The trust preferred securities and the trust common securities are referred to herein as the “trust securities.” Unless otherwise specified in a prospectus supplement, the preferred securities of each trust will have the terms discussed in this section. Reference is made to the prospectus supplement relating to the preferred securities of a trust for specific terms, including:

•	the distinctive designation of those preferred securities;

•	the number of preferred securities issued by that trust;

•	the annual distribution rate (or method of determining such rate) for preferred securities of that trust and the date or dates on which distributions shall be payable;

•	whether distributions on such preferred securities shall be cumulative and, in the case of preferred securities having cumulative distribution rights, the date or dates, or method of determining the date or dates, from which distributions will be cumulative;

•	the amount or amounts that shall be paid out of the assets of that trust to the holders of those preferred securities upon voluntary or involuntary dissolution, winding-up or termination of that trust;

•	the obligation, if any, of that trust to purchase or redeem those preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which those preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

•	the voting rights, if any, of those preferred securities in addition to those required by law, including any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the trust agreement of that trust;

•	the rights, if any to defer distributions on the preferred securities by extending the interest payment period on the related junior subordinated debentures; and

•	any other relative rights, preferences, privileges, limitations or restrictions of those preferred securities not inconsistent with the trust agreement of that trust or applicable law.

All preferred securities offered hereby will be guaranteed by us to the extent set forth under “Description of the Trust Preferred Securities Guarantees.” Any material United States federal income tax considerations applicable to an offering of preferred securities will be described in the prospectus supplement relating thereto.

Distributions

Distributions will be cumulative and accumulate on each series of trust preferred securities from the date they are first issued. Unless deferred as described below, distributions will be payable quarterly in arrears (each, a “distribution date”). Distributions not paid when due will accumulate additional distributions, compounded quarterly, at the annual rate stated in the related prospectus supplement, to the extent permitted by law. Whenever we use the term “distributions” in this section, we are including any of these distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.

Redemption

Trust preferred securities will remain outstanding until the applicable trust redeems them or distributes the junior subordinated debentures in exchange for the trust preferred securities. Any redemption of trust preferred securities must occur as described below under “—Redemption of Trust Preferred Securities.” Any exchange of the trust preferred securities for junior subordinated debentures must occur as described below under the caption “—Termination and Liquidation—Exchange of Trust Preferred Securities for Junior Subordinated Debentures.”

Redemption of Trust Preferred Securities

If we repay or redeem the related junior subordinated debentures, whether on a redemption date specified in the junior subordinated indenture or at their stated maturity, the applicable property trustee will redeem a like amount of trust preferred securities of the applicable trust on the redemption date at the Redemption Price. In this context, “like amount” means trust preferred securities having a liquidation amount equal to the principal amount of the junior subordinated debentures being redeemed. “Redemption Price” means the liquidation amount of the trust preferred securities to be redeemed, plus any accumulated and unpaid distributions to the redemption date allocated on a pro rata basis based on liquidation amounts among the trust preferred securities.

Redemption Procedures

A property trustee will send notice to each holder at the address appearing in the securities register at least 30 days, but not more than 60 days, before the redemption date. A property trustee will give the notice of redemption in the manner described below under the caption “—Notices.”

The property trustee will irrevocably deposit with DTC (in the case of any book-entry trust preferred securities) or the paying agent (in the case of any non-book-entry trust preferred securities) funds, to the extent available, sufficient to pay the Redemption Price for all trust preferred securities being redeemed on that date and will give them instructions and authority to pay the Redemption Price to the holders thereof.

Once the property trustee gives notice of redemption and deposits funds as discussed above, all rights of the holders of the trust preferred securities called for redemption will cease at the time of the deposit, except the right of those holders to receive the Redemption Price and any distribution payable on or prior to the redemption date, but without interest. In addition, those trust preferred securities will no longer be outstanding.

In the event that payment of the Redemption Price in respect of any trust preferred securities called for redemption is not made, distributions on those trust preferred securities will continue to accumulate to the date the Redemption Price is paid.

If a trust redeems less than all of its trust preferred securities, then the aggregate liquidation amount of trust preferred securities to be redeemed will be allocated pro rata based on liquidation amounts between its outstanding trust preferred securities and its outstanding trust common securities. The applicable property trustee will select on a pro rata basis the trust preferred securities to be redeemed from among the outstanding trust preferred securities of such trust not previously called for redemption. A property trustee may use any method of selection that it deems to be fair and appropriate.

Other Purchases of Trust Preferred Securities

We or our subsidiaries may purchase outstanding trust preferred securities by tender, in the open market or by private agreement, subject to applicable laws, including United States federal securities laws.

Termination and Liquidation

Each trust agreement states that the related trust shall be terminated:

•	upon the expiration of the term of such trust on December 31, 2042, unless earlier terminated;

•	upon the bankruptcy, dissolution or liquidation of ONEOK, Inc.;

•	upon the written direction to the property trustee from ONEOK, Inc. at any time to terminate such trust and distribute the junior subordinated debentures to holders in exchange for the trust preferred securities (which direction is optional and wholly within our discretion);

•	upon the redemption of all of the trust preferred securities in connection with the repayment at maturity or redemption of all the junior subordinated debentures; or

•	upon entry of a court order for the dissolution of the trust.

Upon the occurrence of the above events, other than repayment at maturity or redemption, a trust will be liquidated by the trustees.

Exchange of Trust Preferred Securities for Junior Subordinated Debentures

In connection with the liquidation of a trust and except

•	upon the redemption of all of the trust preferred securities in connection with the redemption of all the junior subordinated debentures, or

•	when the distribution of the junior subordinated debentures is determined by the property trustee not to be practical,

after a trust has satisfied all liabilities to its creditors, as provided by law, the applicable property trustee will distribute a like amount of junior subordinated debentures to the holders of the related trust preferred securities in exchange for all such trust preferred securities outstanding, in liquidation of the trust. In this context, “like amount” means junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities of the holder to whom such junior subordinated debentures are distributed.

After the liquidation date with respect to a trust:

•	the trust preferred securities will no longer be outstanding;

•	certificates representing a like amount of junior subordinated debentures will be issued to holders of trust preferred securities certificates of such trust upon the surrender of the trust preferred securities certificates to the administrative trustee or its agent for exchange;

•	we shall use our best efforts to list the related junior subordinated debentures on the New York Stock Exchange or such other stock exchange or organization, if any, on which the trust preferred securities of such trust are listed;

•	any trust preferred securities certificates of such trust that are not surrendered for exchange will be deemed to represent a like amount of junior subordinated debentures accruing interest at a rate provided for in the junior subordinated debentures from the last distribution date on which a distribution was made on those trust preferred securities until those certificates are surrendered (and until such certificates are surrendered for exchange, no payments of interest or principal on such junior subordinated debentures will be made to the holders of those trust preferred securities with respect to the junior subordinated debentures); and

•	all rights of holders of trust preferred securities will cease, except the right to receive junior subordinated debentures upon surrender of their trust preferred securities as described above.

Liquidation Without Exchange of Trust Preferred Securities for Junior Subordinated Debentures

In the event that, whether because of an order for dissolution entered by a court or otherwise, distribution of the junior subordinated debentures is determined by the property trustee not to be practical, the holders of the trust securities of such trust will be entitled to receive out of the assets of the trust an amount equal to the liquidation amount of each trust security, plus accumulated and unpaid distributions to the date of payment, after the trust has satisfied all liabilities to its creditors as provided by applicable law.

If a trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the trust on its trust preferred securities and trust common securities shall be paid pro rata based on liquidation amounts. However, if an event of default under the junior subordinated indenture has occurred and is continuing, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Notice of Liquidation

In the event of liquidation, whether with or without an exchange of trust preferred securities for junior subordinated debentures, a property trustee will give holders notice of such liquidation by first-class mail, postage prepaid, mailed to the holder’s address appearing in our securities register at least 30 days, but not more than 60 days, before the liquidation date.

Trust Agreement Events of Default

The term “Trust Agreement Event of Default” with respect to a trust means any of the following:

•	an Event of Default under the junior subordinated indenture occurs with respect to the related series of junior subordinated debentures (see “Description of the Junior Subordinated Debentures—Events of Default” below);

•	such trust does not pay any distribution within 30 days of its due date;

•	such trust does not pay any Redemption Price on its due date;

•	the trustee(s) of such trust remains in default of performance or in breach in a material respect of any term of the related Trust Agreement for 90 days after the trustee receives notice of default stating the trustee is in breach. (The notice must be sent by the holders of at least 25% in aggregate liquidation preference of the outstanding trust preferred securities of such trust); or

•	the property trustee of such trust files for bankruptcy or certain other events in bankruptcy or insolvency occur and a successor property trustee of such trust is not appointed within 90 days.

Within 90 days after learning of a Trust Agreement Event of Default with respect to a trust, the related property trustee will notify the holders of the trust securities of such trust, the administrative trustee(s) and us, unless the Trust Agreement Event of Default has been cured or waived.

We and the administrative trustee(s) of a trust on behalf of that trust must provide the property trustee of such trust with an annual certificate stating whether there is compliance with all the conditions and covenants applicable to the related Trust Agreement.

Voting Rights; Amendment of the Trust Agreement

The holders of the trust preferred securities of a trust will have no voting rights except as discussed below and under “Description of the Preferred Securities Guarantees—Amendments and Assignment” below, and as otherwise required by law or the applicable Trust Agreement.

With respect to a trust, if any proposed amendment to the applicable Trust Agreement provides for, or the trustees of such trust otherwise propose to effect:

•	any action that would adversely affect the powers, preferences or special rights of the trust preferred securities of such trust in any material respect, whether by way of amendment to the applicable Trust Agreement or otherwise; or

•	the dissolution, winding-up or termination of such trust other than pursuant to the terms of the applicable Trust Agreement,

then the holders of the trust preferred securities of such trust as a class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will be effective only if approved by the holders of at least a majority in liquidation amount of such trust preferred securities.

A Trust Agreement may be amended from time to time by us and the property trustee and the administrative trustee(s) without the consent of the holders of trust securities of the related trust to:

•	cure any ambiguity, correct or supplement any provision which may be inconsistent with any other provision, or make provisions not inconsistent with any other provisions with respect to matters or questions arising under the applicable Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement, in each case to the extent that the amendment does not adversely affect the interests of any holder of trust preferred securities of the related trust in any material respect; or

•	modify, eliminate or add to any provisions to the extent necessary to ensure that the related trust will not be classified as other than a grantor trust for United States federal income tax purposes or to ensure that such trust will not be required to register as an “investment company” under the Investment Company Act.

Except as provided in the next paragraph, other amendments to a Trust Agreement may be made by us or the trustees of the related trust upon:

•	consent of the holders of a majority in liquidation amount of the outstanding trust securities of such trust; and

•	receipt by the trustees of such trust of an opinion of counsel to the effect that such amendment will not affect the trust’s status as a grantor trust for United States federal income tax purposes or the trust’s exemption from the Investment Company Act.

Notwithstanding the foregoing, without the consent of each affected holder of the trust securities of the related trust, a Trust Agreement may not be amended to:

•	change the amount or timing of any distribution on the trust securities of such trust or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities of such trust as of a specified date; or

•	restrict the right of a holder of the trust securities of such trust to institute suit for the enforcement of any such payment on or after such date.

In addition, no amendment may be made to a Trust Agreement if the amendment would:

•	cause the related trust to be characterized as other than a grantor trust for United States federal income tax purposes or cause the trust to fail to qualify for exemption from the Investment Company Act;

•	impose any additional obligation on us, the property trustee of the related trust or the Delaware trustee of the related trust without its consent.

So long as any junior subordinated debentures are held by the property trustee, the trustees of such trust shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the related junior subordinated indenture trustee or executing any trust or power conferred on the related subordinated indenture trustee with respect to the junior subordinated debentures;

•	waive any past default that is waivable under the junior subordinated indenture;

•	exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due or payable; or

•	consent to any amendment, modification or termination of the junior subordinated indenture or the related junior subordinated debentures where such consent shall be required,

without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities, provided, however, that where a consent under the junior subordinated indenture would require the consent of each holder of junior subordinated debentures affected thereby, no such consent shall be given by the property trustee without the prior written consent of each holder of trust preferred securities. The trustees shall not revoke any action previously authorized or approved by a vote of holders of trust preferred securities, except by a subsequent vote of the holders of trust preferred securities. The property trustee shall notify all holders of trust preferred securities of any notice of default received from the junior subordinated indenture trustee with respect to the junior subordinated debentures. In addition to obtaining approval of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees of the related trust shall obtain an opinion of counsel stating that the action will not cause such trust to fail to be classified as a grantor trust for United States federal income tax purposes.

Notices

Notices to be given to the trust, the property trustee, the Delaware trustee or the administrative trustee(s) may be given by mail. Notices to be given to holders of trust preferred securities may be given by mail first-class postage prepaid, hand delivery or facsimile transmission to their addresses set forth in trust records.

Payment and Paying Agency

Distributions will be paid by check mailed to the address of the holder entitled to such payments, as such address appears in the securities register. With respect to any trust preferred securities held by DTC, distributions shall be made to DTC in immediately available funds, which shall credit the relevant accounts at DTC on the applicable distribution dates. With respect to any trust preferred securities, the paying agent of a trust will initially be the property trustee of such trust. Distributions on the trust preferred securities shall be made by the paying agent from the payment account and shall be payable on each distribution date only to the extent that the trust has funds then on hand and available in the payment account for the payment of such distributions. Any distribution in respect of the trust preferred securities that remains unclaimed for a period of two years following the applicable distribution date shall be paid to the holder of trust common securities. A paying agent of a trust may resign upon 30 days written notice to the administrative trustees and the property trustee of such trust and us. In such event, the administrative trustees of such trust will appoint a successor acceptable to us and the property trustee of such trust to act as paying agent.

Persons holding their trust preferred securities in “street name” or indirectly through DTC should consult their banks or brokers for information on how they will receive payments. See “Book-Entry Securities” in this prospectus.

Business Day

If any payment is due on a day that is not a Business Day, the payment will be made on the following Business Day without any additional interest or payment in respect of such delay (unless that Business Day is in a different calendar year, in which case the payment will be made on the preceding Business Day). Each payment made on the following or preceding Business Day will have the same force and effect as if made on the original payment due date. “Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee of such trust or the junior subordinated indenture trustee is closed for business.

Record Date

A trust will pay distributions to holders of trust preferred securities listed in the trust’s records on the record date for the payment. If trust preferred securities are held in book-entry form, the record date will be one Business Day before the relevant distribution date. If trust preferred securities are issued in definitive form, the record date will be the 15th day, whether or not a Business Day, before the relevant distribution date.

Registrar and Transfer Agent

The property trustee of a trust will initially act as such trust’s agent for registering trust preferred securities of such trust in the names of holders and transferring such trust preferred securities. Such property trustee also will perform the role of maintaining the list of registered holders of trust preferred securities of such trust. Holders will not be required to pay a service charge to transfer or exchange trust preferred securities, but may be required to pay for any tax or other governmental charge associated with the exchange or transfer.

Removal and Replacement of Trustees

Only the holder of trust common securities of a trust has the right to remove, or replace the administrative trustees and, before an event of default under the junior subordinated indenture has occurred, property and Delaware trustees of the trust. If an event of default occurs under the junior subordinated indenture, only the holders of trust preferred securities of a trust have the right to remove or replace the property and Delaware trustees. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement for such trust.

Information Concerning the Property Trustees

For matters relating to compliance with the Trust Indenture Act, the property trustee of each trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. Subject to this provision, a property trustee is under no obligation to exercise any of the powers given it by the applicable Trust Agreement at the request of any holder of trust preferred securities unless it is offered security or indemnity satisfactory to it against the costs, expenses and liabilities that it might incur.

Governing Law

Each Trust Agreement and the related trust preferred securities will be construed in accordance with and governed by the laws of the State of Delaware.

Accounting Treatment

Each ONEOK trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of each trust. The trust preferred securities for each trust, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the applicable trust preferred securities guarantee and the junior subordinated debentures will be included in the notes to the consolidated financial statements. We will record distributions that each trust pays on its trust securities as an expense in our consolidated statement of income.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

Set forth below is a description of the general terms of the junior subordinated debentures. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the junior subordinated indenture to be entered into among ONEOK, and SunTrust Bank, as indenture trustee, as to be supplemented by a supplemental indenture thereto establishing the junior subordinated debentures of each series, the forms of which are filed as exhibits to the registration statement of which this prospectus forms a part.

The terms of the junior subordinated debentures will include those stated in the junior subordinated indenture and those made a part of the junior subordinated indenture by reference to the Trust Indenture Act. Some capitalized terms used herein are defined in the junior subordinated indenture.

General

The junior subordinated debentures will be issued as unsecured junior subordinated debt securities under the junior subordinated indenture. The junior subordinated indenture does not limit the aggregate principal amount of junior subordinated debentures that may be issued thereunder and provides that junior subordinated debentures may be issued from time to time in one or more series pursuant to an indenture supplemental to the junior subordinated indenture.

Reference is made to the prospectus supplement that will accompany this prospectus for the following terms of the series of junior subordinated debentures being offered thereby:

•	the title of those junior subordinated debentures;

•	any limit on the aggregate principal amount of those junior subordinated debentures;

•	the date or dates on which the principal of those junior subordinated debentures is payable and any dates on which, or circumstances under which, we shall have the right to extend or shorten such maturities;

•	the rate or rates at which those junior subordinated debentures shall bear interest and Additional Interest (as defined below), if any, the interest payment dates on which that interest shall be payable, our right to defer or extend those interest payments dates, and the regular record date for the interest payable on any interest payment date or the method by which any of the foregoing will be determined;

•	the place or places where the principal of and premium, if any, and interest and Additional Interest on those junior subordinated debentures shall be payable;

•	any collateral, security, assurance or guarantee for a series of junior subordinated debentures;

•	the period or periods within which, the price or prices at which and the terms and conditions on which those junior subordinated debentures may be redeemed, in whole or in part, at our option;

•	the obligation or right, if any, of us to redeem, repay or purchase those junior subordinated debentures and the terms and conditions upon which the junior subordinated debentures shall be redeemed, repaid or repurchased;

•	the denominations in which those junior subordinated debentures may be issued, if other than denominations of $25 and any integral multiple thereof;

•	if other than the principal amount thereof, the portion of the principal amount of those junior subordinated debentures which shall be payable upon declaration of acceleration of the maturity thereof;

•	any deletions from, modifications of or additions to the events of default or covenants of ours as provided in the related junior subordinated indenture;

•	the appointment of any Paying Agent;

•	the terms of any right to convert or exchange the junior subordinated debentures into other securities or property of ours;

•	whether those junior subordinated debentures shall initially be issued in whole or in part in the form of a global security; and

•	any other terms of those junior subordinated debentures.

The terms of each series of junior subordinated debentures issued to a trust will correspond to those of the related trust preferred securities of that trust as described in the prospectus supplement relating to those trust preferred securities.

The junior subordinated indenture does not contain provisions that afford holders of junior subordinated debentures protection in the event of a highly leveraged transaction involving us.

Subordination

The junior subordinated debentures are subordinated and junior in right of payment to all of our Senior Debt (as defined below). Subject to any collateral, security, assurance or guarantee provided for the benefit of any series of junior subordinated debentures, if any, no payment of principal of, or premium, if any, or interest (including Additional Interest) on the junior subordinated debentures may be made if (1) a default has occurred and is continuing on any Senior Debt of ours or (2) if any event of default with respect to Senior Debt of ours has occurred and is continuing and has resulted in Senior Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, unless and until the event of default shall have been cured or waived or shall have ceased to exist and acceleration shall have been rescinded or annulled, or (3) any judicial proceeding is pending with respect to any default or event of default on any Senior Debt and we and the trustee have received a notice of such event of default. However, unless the Senior Debt has been accelerated because of that event of default, this payment blockage notice cannot last more than 179 days. Subject to any collateral, security, assurance or guarantee for a series of junior subordinated debentures, if any, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization or other judicial proceeding relative to us, the holders of our Senior Debt will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Debt before the holders of the junior subordinated debentures are entitled to receive or retain any payment or distribution. Subject to any collateral, security, assurance or guarantee for a series of junior subordinated debentures, if any, the rights of the holders of the junior subordinated debentures will be subrogated to the rights of the holders of Senior Debt to receive payments and distributions applicable to the Senior Debt. We had approximately $1.83 billion of Senior Debt outstanding at February 28, 2003.

“Senior Debt” is defined in the junior subordinated indenture to mean, with respect to us,

(i)	the principal, premium, if any, and interest (including interest, whether or not allowable, accruing after the filing of a petition initiating any proceeding under any state, federal or foreign bankruptcy law) in respect of (A) our indebtedness and obligations related thereto and (B) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by us;

(ii)	all our capital lease, purchase money and similar obligations;

(iii)	all our obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all our obligations under any title retention agreement;

(iv)	all our obligations for the reimbursement of any letter of credit, any banker’s acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any commercial paper, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

(v)	all obligations for indemnification, contributions, earnouts, adjustments of purchase price or similar obligations;

(vi)	all obligations in respect of workers compensation claims, self-insurance, indemnities, bid performance, warranty release, appeal, surety and similar bonds;

(vii)	all obligations of the type referred to in clauses (i) through (vi) above of other Persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(viii)	all obligations of the type referred to in clauses (i) through (vii) above of other Persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us);

(ix)	any other indebtedness or obligations other than those which are specifically deemed not Senior Debt pursuant to the next sentence; and

(x)	all renewals, extensions, modifications and refunding of obligations of the type referred to in clauses (i) through (ix) above.

whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred. Notwithstanding the foregoing, “Senior Debt” shall not include (1) any Additional Junior Indebtedness, (2) junior subordinated debentures issued pursuant to the junior subordinated indenture and guarantees in respect of such junior subordinated debentures, (3) our trade accounts payable arising in the ordinary course of business (such trade accounts payable being pari passu in right of payment to junior subordinated debentures, or (4) obligations with respect to which in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are pari passu or junior in right of payment to junior subordinated debentures. Senior Debt shall continue to be Senior Debt and be entitled to the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Debt.

“Additional Junior Indebtedness” is defined in the junior subordinated indenture to mean, without duplication and other than the junior subordinated debentures, any of our indebtedness, liabilities, guarantees or obligations or any subsidiary of ours, under debt securities (or guarantees in respect of debt securities, preferred securities or trust securities) initially issued after the date of the junior subordinated indenture to any trust, or a trustee of a trust, partnership or other entity affiliated with us that is, directly or indirectly, a finance subsidiary (as such term is defined in Rule 3a-5 under the Investment Company Act of 1940) or other financing vehicle of ours or any subsidiary of ours in connection with the issuance by that entity of trust preferred securities or other securities that are issued on a pari passu basis with the junior subordinated debentures.

The term “Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of that person for money borrowed;

•	every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of that person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person;

•	every obligation of that person issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of that person;

•	all indebtedness of that person, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in each clause above of another person and all dividends and operating lease payments of another person the payment of which, in either case, that person has guaranteed or is responsible or liable for directly or indirectly, as obligor or otherwise.

Additional Interest

“Additional Interest” is defined in the junior subordinated indenture as the interest, if any, that will accrue on any interest on the junior subordinated debentures of any series the payment of which has not been made on the applicable interest payment date and which will accrue at the rate per annum specified or determined as specified in those junior subordinated debentures.

Covenants

We covenant in the junior subordinated indenture, for the benefit of the holders of each series of junior subordinated debentures, that (1) if at such time as we shall have given notice of our election to extend an interest payment period for that series of junior subordinated debentures and the extension shall be continuing, (2) if at such time as we have actual knowledge that we are in default with respect to its payment or other obligations under the preferred securities guarantee with respect to the trust securities, if any, related to that series of junior subordinated debentures, or (3) if at such time an event of default with respect to that series of junior subordinated debentures shall have occurred and be continuing, we shall not:

•	declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock; or

•	make any payment of interest, principal or premium if any, on or repay, repurchase or redeem any debt securities issued by us which rank equally with or junior to the junior subordinated debentures or make any guarantee payments with respect to any guarantee by us of debt securities of any subsidiary if the guarantee is equal to or junior in interest to the junior subordinated debentures other than:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of our capital stock as consideration in an acquisition transaction entered into prior to the applicable Extension Period;

•	as a result of an exchange or conversion of any class or series of our capital stock (or any capital stock of one of our subsidiaries) for any class or series of our capital stock or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	any declaration of a dividend in connection with any Rights Plan, or the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto;

•	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock.

The junior subordinated indenture further provides that, for so long as the trust securities of any trust remain outstanding, we covenant:

•	to directly or indirectly maintain 100% ownership of the common securities of that trust; provided, however, that any permitted successor of ours under the junior subordinated indenture may succeed to our ownership of those common securities, and

•	not to voluntarily terminate, wind-up or liquidate the ONEOK Trusts, except in connection with a distribution of junior subordinated debentures to holders of the trust preferred securities or in connection with certain permitted mergers, consolidations or amalgamations; and

•	to use our reasonable efforts to cause the trusts to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the junior subordinated indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the junior subordinated debentures of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“legal defeasance,” which means that we will be discharged from our obligations with respect to the junior subordinated debentures of that series; or

•	“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the junior subordinated indenture and any other restrictive covenants that apply to that series of the junior subordinated debentures, and the related events of default will no longer apply to us.

If we defease a series of junior subordinated debentures, the holders of the junior subordinated debentures of the series affected will not be entitled to the benefits of the junior subordinated indenture, except for our obligations to pay additional amounts, if any, to provide temporary junior subordinated debentures to register the transfer or exchange of junior subordinated debentures, to replace stolen, lost or mutilated junior subordinated debentures or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the junior subordinated debentures will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the junior subordinated debentures to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Satisfaction and Discharge

The junior subordinated indenture will cease to be of further effect and we will be deemed to have satisfied and discharged all of our obligations under the junior subordinated indenture when (1) all outstanding junior subordinated debentures have become due and payable, or will become due and payable within one year, by reason of their maturity or a redemption date, and (2) we deposit with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debentures; provided, however, that we will remain obligated to pay all other amounts due under the junior subordinated indenture and to perform certain ministerial tasks as described in the junior subordinated indenture.

Unless otherwise provided in a supplemental indenture setting forth the terms of a series of junior subordinated debentures, we will be deemed to have paid and discharged the entire indebtedness on all of the outstanding junior subordinated debentures of that series when (1) we deposit with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debentures of that series to the stated maturity or any redemption date, (2) we have paid all other sums payable with respect to the outstanding junior subordinated debentures of that series, and (3) we have satisfied certain other requirements intended to ensure that the payment and discharge will not have any adverse United States federal income tax consequences to holders of preferred securities.

Events of Default

Unless the prospectus supplement provides otherwise, the junior subordinated indenture provides that any one or more of the following described events with respect to the junior subordinated debentures of any series, which has occurred and is continuing, constitutes an event of default for the junior subordinated debentures of that series:

•	failure of us for 30 days to pay interest on the junior subordinated debentures of that series, including any Additional Interest, when due and payable; provided, however, that a valid extension of the interest payment period by us will not constitute a default in the payment of interest for this purpose; or

•	failure of us to pay principal or premium, if any, on the junior subordinated debentures of that series when due at maturity; or

•	events of bankruptcy, insolvency, or reorganization of us; or

•	default in the performance of, or breach in any in material respect of, any covenant or warranties of ours in the junior subordinated indenture (other than a covenant or warranty which has expressly been dealt with in one of the subparagraphs immediately above) for 90 days after written notice to us from the indenture trustee or to us and the indenture trustee from the holders of at least 25% in principal amount of the outstanding junior subordinated debentures of that series.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to the junior subordinated debentures of that series, subject to certain limitations. If a Junior Subordinated Indenture Event of Default (other than events of bankruptcy, insolvency, or reorganization of us) occurs and is continuing with respect to the junior subordinated debentures of any series, then the indenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the junior subordinated debentures of that series may declare the principal amount thereof due and payable immediately by notice in writing to us and to the indenture trustee, if given by the holders, and upon that declaration the principal amount shall become immediately due and payable. If a Junior Subordinated Indenture Event of Default pursuant to events of bankruptcy, insolvency, or reorganization of us occurs and is continuing with respect to the junior subordinated debentures of any series, the principal amount of all junior subordinated debentures of that series will automatically become immediately due and payable. At any time after a declaration of acceleration with respect to the junior subordinated debentures of any series has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of that series may rescind and annul the declaration and its consequences if the default has been cured or waived and we have paid or deposited with the indenture trustee a sum sufficient to pay all matured installments of interest, including any Additional Interest, and principal and premium, if any, due otherwise than by acceleration and all sums paid or advanced by the indenture trustee, including reasonable compensation and expenses of the indenture trustee.

A holder of trust preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on the junior subordinated debentures of the related series having a principal amount equal to the aggregate stated liquidation amount of the trust preferred securities of that holder on or after the due dates specified in the junior subordinated debentures of that series.

The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all the junior subordinated debentures of that series, waive any past default with respect to that series, except (1) a default in the payment of principal or interest, or (2) a default of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debentures of that series affected thereby. See “—Modification” below.

Registration and Transfer

We will not be required to

•	issue, transfer or exchange junior subordinated debentures of any series during a period beginning 15 days immediately preceding the day of our selection for redemption of the junior subordinated debentures and ending on the day of mailing notice of redemption; or

•	transfer or exchange any junior subordinated debentures so selected for redemption, in whole or in part, except the unredeemed portion of any junior subordinated debentures being redeemed in part.

Payment and Paying Agent

Payment of principal of any junior subordinated debentures will be made only against surrender to the paying agent of those junior subordinated debentures. Principal of and interest on junior subordinated debentures will be payable, subject to any applicable laws and regulations, at the office of the paying agent or paying agents as we may designate from time to time, except that, at our option, payment of any interest may be made by wire transfer or by check mailed to the address of the person entitled thereto as such address shall appear in the security register maintained by the indenture trustee under the junior subordinated indenture. Payment of interest on junior subordinated debentures on any interest payment date will be made to the person in whose name the junior subordinated debentures are registered at the close of business on the record date for that interest payment.

The indenture trustee will act as paying agent with respect to the junior subordinated debentures. ONEOK may at any time designate additional paying agents or rescind the designation of any paying agents or approve a change in the office through which any paying agent acts.

All monies paid by us to a paying agent for the payment of the principal of or interest on the junior subordinated debentures of any series which remain unclaimed at the end of two years after that principal or interest shall have become due and payable will be repaid to us, and the holder of those junior subordinated debentures may thereafter look only to us for payment thereof.

Modification

The junior subordinated indenture contains provisions permitting us and the indenture trustee, with the consent of the holders of a majority in principal amount of the outstanding junior subordinated debentures of each series affected thereby, to modify the junior subordinated indenture or the rights of the holders of the junior subordinated debentures of that series. We and the indenture trustee may not, however, modify the junior subordinated indenture, without the consent of the holder of each outstanding junior subordinated debentures affected thereby, so as to:

•	except pursuant to the terms of the junior subordinated indenture, change the stated maturity of the principal of, or any installment of principal of or interest including Additional Interest on any junior subordinated debentures, or reduce the principal amount thereof or the rate of interest, thereon or any premium payable upon the redemption thereof, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof or, in the case of redemption, on or after the redemption date; or

•	reduce the percentage of principal amount of the outstanding junior subordinated debentures of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for an waiver of compliance with provisions of the junior subordinated indenture or defaults thereunder and their consequences provided for in the junior subordinated indenture; or

•

modify any of the provisions of the junior subordinated indenture relating to supplemental indentures, waiver of past defaults, or waiver of covenants, except to increase any percentage or to provide that other provisions of the junior subordinated indenture cannot be modified or waived without the consent of the holder of each outstanding junior subordinated debentures affected thereby; or

•	modify the provisions of the junior subordinated indenture with respect to the subordination of the junior subordinated debentures in a manner adverse to such holder.

In addition, when junior subordinated debentures of a series are held by a trust, the consent of the holders of a majority of the liquidation amount of outstanding preferred securities of that trust is required to modify the junior subordinated indenture in a manner that adversely affects in any material respect the interest of any holder of that trust’s preferred securities. In addition, we and the indenture trustee may execute, without the consent of any holders of junior subordinated debentures, any supplemental indenture for other usual purposes, including the creation of any new series of junior subordinated debentures.

Consolidation, Merger, Conveyance, Transfer or Lease

We may not consolidate with or merge into any other person or convey, transfer or lease our properties and assets substantially as an entirety to any person and no person may consolidate with or merge into us or convey, transfer or lease its properties or assets substantially as an entirety to us, unless:

•	the corporation or entity formed by such consolidation or into which we are merged or which acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety, is a corporation, partnership or trust that expressly assumes, by supplemental indenture executed and delivered to the indenture trustee, in form satisfactory to the indenture trustees, the due and punctual payment of the principal of and premium, if any, and interest (including Additional Interest) on all the junior subordinated debentures and the performance of every covenant of the junior subordinated indenture on the part of us to be performed or observed;

•	immediately after giving effect to the transaction no Junior Subordinated Indenture Event of Default, and no event that, after notice or lapse of time or both, would become a Junior Subordinated Indenture Event of Default, shall have happened and be continuing;

•	we have delivered to the indenture trustee an officers’ certificate and an opinion of counsel, each stating that the transaction complies with the provisions of the junior subordinated indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with; and

•	in the case of junior subordinated debentures issued to a trust, the transaction is permitted under the related trust preferred securities guarantee and does not give rise to any breach or violation of the related trust agreement or trust preferred securities.

Information Concerning the Indenture Trustee

The indenture trustee, except during the continuance of a Junior Subordinated Indenture Event of Default, undertakes to perform with respect to junior subordinated debentures of a series, only those duties as are specifically set forth in the junior subordinated indenture and, in case a Junior Subordinated Indenture Event of Default has occurred and is continuing, the indenture trustee is required to exercise, with respect to junior subordinated debentures of that series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, subject to such provision, the indenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debentures of any series, unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby. The indenture trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the indenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

SunTrust Bank, the indenture trustee, also serves as property trustee and guarantee trustee. We and some of our subsidiaries maintain deposit accounts and banking relationships with the indenture trustee.

Governing Law

The junior subordinated indenture and the junior subordinated debentures will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

Set forth below is a summary of information concerning the preferred securities guarantees that will be executed and delivered by us for the benefit of the holders of preferred securities of the respective ONEOK Trusts. Each preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act.

SunTrust Bank will act as indenture trustee under each preferred securities guarantee for purposes of the Trust Indenture Act. The terms of the preferred securities guarantees will be those set forth in the guarantee agreement related to each trust and these forms made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to the guarantee agreement, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, and the Trust Indenture Act. Each preferred securities guarantee will be held by the guarantee trustee for the benefit of holders of the preferred securities to which it relates.

General

Pursuant to each preferred securities guarantee, we will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full, to the holders of the related preferred securities, the Guarantee Payments (as defined below), to the extent not paid by, or on behalf of, the related trust, regardless of any defense, right of set-off or counterclaim that we may have or assert against any person. The following payments or distributions on the preferred securities of any trust to the extent not paid or made by, or on behalf of, such trust will be subject to the preferred securities guarantee related thereto:

•	any accrued and unpaid distributions required to be paid on the preferred securities of that trust, but if and only to the extent that the trust has funds legally and immediately available therefor;

•	the redemption price on any preferred security, which is equal to the liquidation amount of the preferred security plus any accrued and unpaid distributions to the date of redemption, but if and only to the extent that the trust has funds legally and immediately available therefor; and

•	upon a voluntary or involuntary dissolution, liquidation, winding-up or termination of that trust, other than in connection with the distribution of junior subordinated debentures to the holders of trust preferred securities of such trust, the lesser of (A) the aggregate of the liquidation amount and all accrued and unpaid distributions on the preferred securities of that trust to the date of payment, to the extent that the trust has funds legally and immediately available therefor, and (B) the amount of assets of that trust remaining available for distribution to holders of preferred securities of that trust in liquidation.

The foregoing constitute Guarantee Payments. Our obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by us to the holders of the related preferred securities or by causing the related trust to pay such amounts to those holders.

Each preferred securities guarantee will be a guarantee of the Guarantee Payments with respect to the related preferred securities from the time of issuance of those preferred securities, but will not apply to the payment of distributions and other payments on those preferred securities when the related trust does not have sufficient funds legally and immediately available to make such distributions or other payments. If we do not make interest payments on the junior subordinated debentures held by the property trustee under any trust, that trust will not make distributions on its preferred securities.

Subordination

Our obligations under each preferred securities guarantee to make the Guarantee Payments will constitute an unsecured obligation of ours and will rank:

•	subordinate and junior in right of payment to ”Senior Debt” as such term is defined in the junior subordinated indenture, except those obligations or liabilities that rank equally or subordinate by their terms;

•	equally with the most senior preferred or preference stock hereafter issued by us; and

•	senior to all of our common stock.

The terms of the preferred securities will provide that each holder of preferred securities by acceptance thereof agrees to the subordination provision and other terms of the preferred securities guarantee related thereto. We have outstanding common stock that ranks junior to the preferred securities guarantees.

Each preferred securities guarantee will constitute a guarantee of payment and not of performance or collection. That means the guaranteed party may institute a legal proceeding directly against the guarantor (in this case, us) to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

Amendments and Assignment

Except for changes that do not materially and adversely affect the rights of holders of the related preferred securities, in which case no consent will be required, each preferred securities guarantee may be amended only with the prior approval of the holders of a majority in liquidation amount of the outstanding related preferred securities. The manner of obtaining any approval of holders will be as set forth in an accompanying prospectus supplement. All guarantees and agreements contained in each preferred securities guarantee will bind our successors, assigns, receiver, conservators, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Termination

Each preferred securities guarantee will terminate and be of no further force and effect as to the related preferred securities upon full payment of the redemption price of all of the related preferred securities, upon distribution of junior subordinated debentures to the holders of those preferred securities, or upon full payment of the amounts payable upon liquidation of the related trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related preferred securities must restore payment of any sums paid on those preferred securities or under that preferred securities guarantee.

Events of Default

An event of default under each preferred securities guarantee will occur upon the failure by us to perform any of our payment or other obligations thereunder, subject to applicable grace periods. The holders of a majority in liquidation amount of the preferred securities to which any preferred securities guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee under that preferred securities guarantee. Any holder of the related preferred securities may institute a legal proceeding directly against us to enforce its rights under a preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity. The holders of a majority in liquidation amount of preferred securities of any series may, by vote, on behalf of the holders of all the preferred securities of that series, waive any past event of default and its consequences.

Information Concerning the Guarantee Trustee

The guarantee trustee, prior to the occurrence of any event of default with respect to any preferred securities guarantee and after the curing or waiving of all events of default with respect to that preferred securities guarantee, undertakes to perform only such duties as are specifically set forth in that preferred securities guarantee and, in case an event of default has occurred, is required to exercise the rights and powers vested in it by the guarantee agreement using the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by any preferred securities guarantee at the request of any holder of the related preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The guarantee trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the guarantee trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

SunTrust Bank, the guarantee trustee, also serves as property trustee and as indenture trustee. We and some of our subsidiaries maintain deposit accounts and banking relationships with the guarantee trustee.

Governing Law

Each preferred securities guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.

Agreements as to Expenses and Liabilities

Pursuant to an agreement as to expenses and liabilities to be entered into by us under each trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom each trust becomes indebted or liable the full payment of any costs, expenses or liabilities of that trust, other than obligations of that trust to pay to the holders of the related preferred securities or other similar interests in that trust the amounts due such holders pursuant to the terms of such preferred securities or such other similar interests, as the case may be.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST PREFERRED SECURITIES GUARANTEES

As long as payments of interest and other payments are made when due on each series of junior subordinated debentures issued to a ONEOK Trust, those payments will be sufficient to cover distributions and payments due on the related trust securities of that trust primarily because:

•	the aggregate principal amount of each series of junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the related trust securities;

•	the interest rate and interest and other payment dates on each series of junior subordinated debentures will match the distribution rate and distribution and other payment dates for the related preferred securities;

•	we are required to pay for all costs and expenses of each trust pursuant to the agreements as to expenses and liabilities; and

•	each trust agreement will provide that the trustees thereunder shall not cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

Payments of distributions, to the extent funds therefor are legally and immediately available, and other payments due on the preferred securities, to the extent funds therefor are legally and immediately available, will be guaranteed by us to the extent set forth under “Description of the Preferred Securities Guarantees.” If we do not make interest payments on any series of junior subordinated debentures, it is not expected that the related trust will have sufficient funds to pay distributions on its preferred securities. Each preferred securities guarantee is a guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the related trust has sufficient funds legally and immediately available for the payment of those distributions.

If a Junior Subordinated Indenture Event of Default occurs and is continuing with respect to any series of junior subordinated debentures and the indenture trustee fails or the holders of not less than 25% in principal amount of the outstanding junior subordinated debentures of that series fail to declare the principal of all of the junior subordinated debentures of that series to be immediately due and payable, then the holders of at least 25% in liquidation amount of the related preferred securities then outstanding will have the right by written notice to us and the indenture trustee to declare such principal immediately due and payable. Notwithstanding the foregoing, a holder of preferred securities may institute a legal proceeding directly against us, without first instituting a legal proceeding against the property trustee or any other person or entity, for enforcement of payment to that holder of principal of or interest on junior subordinated debentures of the related series having a principal amount equal to the aggregate stated liquidation amount of the preferred securities of that holder on or after the due dates specified in the junior subordinated debentures of that series.

If we fail to make payments under any preferred securities guarantee, that preferred securities guarantee provides a mechanism whereby the holders of the preferred securities to which that preferred securities guarantee relates may direct the guarantee trustee to enforce its rights thereunder. In addition, any holder of preferred securities may institute a legal proceeding directly against us to enforce its rights under the related preferred securities guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

Upon any voluntary or involuntary dissolution, winding-up or termination of any trust, unless junior subordinated debentures of the related series are distributed in connection therewith, the holders of preferred securities of that trust will be entitled to receive, out of assets legally available for distribution to holders, a liquidation distribution in cash as described in the applicable prospectus supplement. Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the related series of junior subordinated debentures, would be a subordinated creditor of ours, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any of our common stockholders receive payments or distributions. Because we are guarantor under each preferred securities guarantee and have agreed to pay for all costs, expenses and liabilities of each trust, other than the trust’s obligations to holders of the preferred securities, pursuant to the related agreement as to expenses and liabilities, the positions of a holder of preferred securities and a holder of junior subordinated debentures of the related series relative to other creditors and to stockholders of ours in the event of liquidation or bankruptcy of us would be substantially the same.

A default or event of default under any Senior Debt would not constitute a default or Event of Default under the junior subordinated indenture. However, in the event of payment defaults under, or acceleration of, Senior Debt, the subordination provisions of the junior subordinated debentures provide that no payments may be made on the junior subordinated debentures until the Senior Debt has been paid in full or payment default thereunder has been cured or waived. Failure to make required payments on the junior subordinated debentures of any series would constitute an Event of Default under the junior subordinated indenture with respect to the junior subordinated debentures of that series except that failure to make interest payments on the junior subordinated debentures of that series will not be an Event of Default during an extension period as described in the applicable prospectus supplement.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, the securities will be issued to investors in book-entry form and represented by one or more global notes or global securities registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the global notes or global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depository (“DTC”). We have been informed by DTC that its nominee will be Cede & Co. Accordingly, Cede & Co. is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede & Co., as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act of 1934.

DTC	has also informed us that it was created to:

•	hold securities for “participants”; and

•	facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent or trustee as registered holders of the securities entitled to the benefits of the certificate or the indenture. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with which beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entitles that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, the information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of the persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when DTC is required to be so registered; or

•	we execute and deliver to the trustee an order complying with the requirements of the indenture that the book-entry security will be so exchangeable; or

•	an event of default has occurred and is continuing.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs. If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the trustee will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•	DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of ONEOK, the ONEOK Trusts, the trustees or any registrar and transfer agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents, or through a combination of any of the foregoing methods of sale. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. ONEOK may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We may sell the securities directly or through agents it designates from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus, other than at the market offerings of common stock, will be named in a prospectus supplement relating to such securities. At the market offerings of common stock may be made by agents. Commissions payable to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, and that firm’s compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters, and their controlling persons, and agents may be entitled, under agreements entered into with ONEOK and the trusts, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933.

Each series of securities will be a new issue and, other than the common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may decide to list any series of securities on a securities exchange, or in the case of the common stock, on any additional exchange. However, we will not be obligated to list securities on an exchange unless stated otherwise in a prospectus supplement. We cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

Some of the underwriters, dealers or agents and some of their affiliates who participate in the distribution of the securities may engage in other transactions with, and perform other services for, ONEOK and its subsidiaries or affiliates in the ordinary course of business.

LEGAL MATTERS

The validity of the securities will be passed upon for ONEOK by Gable & Gotwals, Tulsa, Oklahoma, except that Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), New York, New York, will pass upon such matters to the extent governed by New York law. The validity of the trust preferred securities will be passed upon by Richards, Layton & Finger, P.A., special Delaware counsel for ONEOK, Inc. and the ONEOK Trusts.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for goodwill and other intangible assets in 2002, for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000.

$800,000,000

ONEOK, Inc.

$400,000,000    5.20% Notes due 2015

$400,000,000    6.00% Notes due 2035

P R O S P E C T U S   S U P P L E M E N T

June 14, 2005

Joint Book-Running Managers

Citigroup	UBS Investment Bank

Senior Co-Managers

ABN AMRO Incorporated	JPMorgan
RBS Greenwich Capital	Wachovia Securities

Co-Managers

SunTrust Robinson Humphrey	BOSC, Inc.